                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                 (Name of small business issuer in its charter:

               Texas                                42269                             73-1537206
      ------------------------               --------------------               ---------------------
      (State of incorporation)               (Primary SIC number)               (IRS Employer ID No.)


          521 Delia Street, Longview, TX 75601 Telephone 800-522-7841
         -------------------------------------------------------------
         (Address and telephone number of principal executive offices)

           521 Delia Street, Longview, TX 75601 Telephone 800-522-7841
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

     Don Hendon, 521 Delia Street, Longview, TX 75601 Telephone 800-522-7841
     -----------------------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
              Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
                      201 Robert S. Kerr Avenue, Suite 1000
                             Oklahoma City, OK 73102

Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


  Title of each class          Amount            Proposed maximum       Proposed maximum        Amount of
  of securities to be           to be             offering price            aggregate         registration
       registered             registered             per unit            offering price            fee
------------------------- ------------------- ----------------------- ---------------------- ----------------
       Common Stock           2,186,000            $____________(1)       $__________(1)         $402(1)

(1) These 2,186,000 shares are to be offered by 71 selling shareholders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.70 and an ask price of $0.77 on July 23, 2001 on the OTC Bulletin Board. Reg. 230.457(c).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                      PROSPECTUS

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

                        2,186,000 SHARES OF COMMON STOCK

         2,186,000 shares of Common Stock are being offered by 71 selling security holders. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holders and for the payment of their brokerage commissions.

         The selling security holders will offer the 2,186,000 shares from time to time in the over-the-counter market through brokers at fluctuating market prices.

                            -------------------------

               Our Common Stock trades on the OTC Bulletin Board.
                          Its trading symbol is "SEVT".

                            -------------------------



THE PURCHASE OF THESE SHARES INVOLVES A HIGH DEGREE OF      Neither the Securities and Exchange Commission nor any
RISK.  SEE "RISK FACTORS," BEGINNING ON PAGE 1.             state securities commission has approved or disapproved
                                                            these securities or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                                521 Delia Street
                               Longview, TX 75601
                             Telephone 800-522-7841

                                  July __, 2001

                                TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----
Summary                                                                              1

Risk Factors                                                                         1
         1.       We have no history of profitable operations.                       1
         2.       It is likely that trading in our stock will be volatile
                  and limited.                                                       2
         3.       We engage in a significant amount of transactions with
                  companies that are affiliated with us.                             2
         4.       Our success may depend on our ability to retain key personnel.     2
         5.       Should a change in management seem necessary, it will
                  be difficult for the non-management shareholders
                  to do this.                                                        3
         6.       We do not intend to pay dividends.                                 3
         7.       We indemnify most acts of our officers and directors.              3

Use of Proceeds                                                                      3

The Selling Security Holders                                                         3

Plan of Distribution                                                                 5

Legal Proceedings                                                                    6

Directors, Executive Officers, Promoters and Control Persons                         6

Security Ownership of Certain Beneficial Owners and Management                       9

Description of Securities                                                            11
         Common Stock                                                                11
                  Voting Rights                                                      11
                  Dividend Rights                                                    11
                  Liquidation Rights                                                 12
                  Preemptive Rights                                                  12
                  Registrar and Transfer Agent                                       12
                  Dissenters' Rights                                                 12
         Preferred Stock                                                             12
         Common Stock Purchase Warrants                                              12

Interest of Named Experts and Counsel                                                12

Indemnification                                                                      13

Description of Business                                                              14
         Business Development                                                        14
         Business of Summit Environmental Corporation                                15
                  Principal Products                                                 15
                  Distribution Methods                                               16
                  Competition                                                        16
                  Raw Materials and Suppliers                                        17
                  Dependence on Major Customers                                      17
                  Patents, Trademarks and Licenses                                   17
                  Government Approval of Principal Products                          18
                  Seasonality                                                        18
                  Research and Development                                           18
                  Environmental Controls                                             19
                  Number of Employees                                                19

Management's Discussion and Analysis or Plan of Operation                            19
         Sales                                                                       19
         Gross Margin                                                                19
         Operating Expenses                                                          20
         Net Income (Loss)                                                           20
         Liquidity and Capital Resources                                             21
         Overview                                                                    21
         Outlook                                                                     25

Description of Properties                                                            30

Certain Relationships and Related Transactions                                       30
         Parents of the Company                                                      30
         Transactions with Promoters                                                 30

Market for Common Equity and Related Stockholder Matters                             32
         Holders                                                                     33
         Dividends                                                                   33

Penny Stock Regulations                                                              33

Executive Compensation                                                               35
         Stock Options                                                               35
         Directors                                                                   36
         Employment Contracts                                                        36

Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure                                                             36

Reports to Security Holders                                                          36

Legal Matters                                                                        36

Financial Statements                                                                 36

                                     SUMMARY

         THE COMPANY. Our company, Summit Environmental Corporation, Inc., markets products manufactured for us by unaffiliated companies. We either own the patent and other intellectual property rights to our products, or we have licenses from the owners of the intellectual property rights to our products.

         Our principal product is a non-toxic, biodegradable fire suppressant, called FIREPOWER 911(TM) or FLAMEOUT(R), depending on the strength of certain of the active ingredients in the product and on the intended usage of the fire suppressant.

         We also market several industrial cleaners, the principal one being ULTIMATE CLEAN 668(TM), a non-toxic, biodegradable turbine cleaner for use on jet engines.

         We have directed our efforts since December 1997:

         o    to organizing and financing our company,

         o to clearing our products with governmental regulatory authorities and listing them with Underwriter Laboratories,

         o to entering into strategic alliances with other marketing companies and into product approval contracts with retailers, and

         o    to obtaining inventories of our products.

We are now poised to commence selling our products in significant commercial quantities. We believe our products are superior to those of our competitors and will be accepted by consumers of these types of products.

                                  RISK FACTORS

         The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

         1.       WE HAVE NO HISTORY OF PROFITABLE OPERATIONS.

                  Our company is a development stage corporation. It was organized in late 1997 and is not yet operating at a profit. There can be, and is, no assurance that profitable operations can be achieved or, if achieved, maintained.

         2.       IT IS LIKELY THAT TRADING IN OUR STOCK WILL BE VOLATILE AND
LIMITED.

                  Our common stock is listed on the OTC Bulletin Board. It currently trades at less than $5 a share, which makes it a so-called "penny stock." This subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock is likely inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

         3. WE ENGAGE IN A SIGNIFICANT AMOUNT OF TRANSACTIONS WITH COMPANIES THAT ARE AFFILIATED WITH US.

                  We are affiliated with Moonlighting Distribution Corporation ("Moonlighting"), a Longview, Texas corporation under the control and 52.5 percent ownership of B. Keith Parker and his spouse, Paula Parker, who are officers and directors of our company.

                  We acquired our distribution rights to our FIREPOWER 911(TM), FLAMEOUT(R), STRESSEX(TM), PANNACHE and TRIM-AWAY(TM) products from Moonlighting in exchange for $30,000 and 350,000 shares of our common stock. We pay to Moonlighting a royalty of $0.35 for each one-liter can of FIREPOWER 911(TM), $0.50 for each 16-ounces of FIREPOWER 911(TM) and $0.50 for each gallon of FLAMEOUT(R). We buy our STRESSEX(TM), PANNACHE and TRIM-AWAY(TM) products from Moonlighting (which does not itself manufacture these products). Moonlighting receives a 9 percent royalty on the lowest wholesale price for which the company sells the product.

                  Because both our company and Moonlighting are under the common direction and control of B. Keith Parker and his spouse, Paula Parker, there can be no assurance that negotiations between the two companies concerning the pricing of the STRESSEX(TM), PANNACHE and TRIM-AWAY(TM) products we buy from Moonlighting or concerning other matters will, or can be, conducted in an arm's-length manner or that the result of such negotiations will be as advantageous to us as they could have been had the two companies not been under common control.

         4.       OUR SUCCESS MAY DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL.

                  We are reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the company. These persons are B. Keith Parker, chief executive officer; Don Hendon, president, chief financial officer and treasurer, and Paula Parker, vice president and corporate secretary. There can be no assurance that the loss of key personnel will not materially and adversely affect our operations and, particularly, our expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

         5. SHOULD A CHANGE IN MANAGEMENT SEEM NECESSARY, IT WILL BE DIFFICULT FOR THE NON-MANAGEMENT SHAREHOLDERS TO DO THIS.

                  The company's officers and directors and their affiliates own approximately 26.6 percent of the common stock of the company and thereby may be able to determine the outcome of any vote affecting the control of the company.

         6.       WE DO NOT INTEND TO PAY DIVIDENDS.

                  For the foreseeable future it is anticipated that any earnings which may be generated from operations of the company will be used to finance the growth of our company, and cash dividends will not be paid to holders of the common stock.

         7.       WE INDEMNIFY MOST ACTS OF OUR OFFICERS AND DIRECTORS.

                  Pursuant to the Texas General Corporation Act, under most circumstances the company's officers and directors may not be held liable to the company or its shareholders for errors in judgment or other acts or omissions in the conduct of the company's business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.

                                 USE OF PROCEEDS

         All proceeds from the sale of the 2,186,000 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.

                         DETERMINATION OF OFFERING PRICE

         Each of the selling security holders proposes to sell the shares offered herein through broker-dealers at prevailing market prices.

                          THE SELLING SECURITY HOLDERS

         There are 71 selling security holders of the 2,186,000 shares of common stock of Summit offered hereby.

         The following table names each selling security holder, states any position, office or material relationship which the security holder has had within the past three years with Summit Environmental Corporation or any of its predecessors or affiliates, and states the amount of shares of common stock of Summit Environmental owned by each selling security holder before the offering, the amount to be offered for the security holder's account, and the amount and percentage of the outstanding shares of common stock to be owned after the offering is complete. Under the heading "Shares Owned Now," the amount of shares includes shares the selling security holder can acquire, if any, within 60 days through the exercise of stock options earlier granted by Summit Environmental.

                                                     Amount of Common Stock
                                    ------------------------------------------------------------------     Percent of Class
                                                       Shares Underlying                   Owned After       to be Owned
Selling                              Shares               Unexercised        Shares          Offering      After Offering
Security Holder                     Owned Now               Warrants         Offered       Is Complete       Is Complete
---------------                     ---------          -----------------     -------       -----------    -----------------
Ralph L. Abraham                     150,000                    0            150,000               0      *
Donald K. Adair                       30,000                    0              5,000          25,000      *
John E. or N. Kaye Adams              15,000                    0             15,000               0      *
(1)Val Allen                          25,000               20,000             20,000          25,000      *
Gary Bailey                          207,000              192,000            194,000         205,000      1.54
Leta Bailey                           10,000                    0             10,000               0      *
Susan K. Bailey                       75,000                    0             25,000          50,000      *
Joleta Bishop                         55,000                    0             15,000          40,000      *
Patrick Ty Bishop                     70,000                    0             70,000               0      *
Boatright Irrevocable Trust           10,000                    0             10,000               0      *
J. Douglas Bowey                           0               50,000             50,000               0      *
Bridge Gap Communications              5,000                    0              5,000               0      *
Michael D. Burdick                    10,000                    0             10,000               0      *
(2)Caribbean Financial Ventures      450,000                    0            150,000         300,000      2.26
Shawn Carry                           20,000               10,000             10,000          20,000      *
Patrick Comer                         50,000               25,000             25,000          50,000      *
Cory Crowley                          20,000               10,000             10,000          20,000      *
Dan'l Boone Construction, Inc.        10,000                    0             10,000               0      *
William L. Dixon                      35,000                    0             25,000          10,000      *
Kent Fernandez                        80,000               40,000             40,000          80,000      *
(2)1st Trust Corp. TTEE
         W. Dennis Stripling         225,000                    0             75,000         150,000      1.13
Sandra Fowler                         40,000               20,000             20,000          40,000      *
Raymond Garret                       156,000               78,000             78,000         156,000      1.18
Rachel L. Gerstein                    20,000                    0             20,000               0      *
Scott Ghaffari                        20,000               10,000             10,000          20,000      *
Wes Gilpin                             2,500                    0              2,500               0      *
(1)Ann Graff                          15,500                4,000              4,000          15,500      *
(3)Dean Haws, Jr                     317,100               20,000             20,000         317,100      2.39
(4)Don Hendon                        198,740               25,000             25,000         198,740      1.50
Joseph Hoffman                       240,000                    0             80,000         160,000      1.21
Jennifer Hok                          15,000                    0              5,000          10,000      *
Timothy Hok                           10,000                    0             10,000               0      *
Ralph Huntsman                        60,000                    0             20,000          40,000      *
Mary Hurlburt                          3,000                1,500              1,500           3,000      *
Tommy Jackson                         30,000               15,000             15,000          30,000      *
(5)Thomas J. Kenan                   190,620                    0             20,000         170,620      1.38

------------------
(1) Employee of Summit Environmental.

(2) Wilton Dennis Stripling, director, is the beneficial owner of these shares.

(3) Dean Haws, director

(4) Don Hendon, President, CFO, director

(5) Thomas J. Kenan, director, directly owns 115,501 shares of common stock. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 75,119 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

Peter Kertes                         200,000              100,000            100,000         200,000      1.51
Renee Kertes                          50,000               25,000             25,000          50,000      *
Kelly Ketchum                         20,000               10,000             10,000          20,000      *
Richard E. Klein                      20,000               10,000             10,000          20,000      *
William E. Lanford II                 20,000               10,000             10,000          20,000      *
Everett Lee                           30,000                    0             10,000          20,000      *
John Lee                              70,000               35,000             35,000          70,000      *
Josephine L. Lee                      30,000                    0             10,000          20,000      *
James L. LeJeune                      30,000                    0             10,000          20,000      *
James Troy LeJeune                    30,000                    0             10,000          20,000      *
Darin Lindsey                         30,000               15,000             15,000          30,000      *
Kirk & Susan Loveless                 20,000               10,000             10,000          20,000      *
J. L. Mercer Roth IRA                150,000                    0            150,000               0      *
Sherry Morvan                         23,000                7,000             10,000          20,000      *
Rowdy Nutt                            20,000               10,000             10,000          20,000      *
(6)Parker Family Ltd Partnership   1,641,000               45,500             45,500       1,641,000      12.36
(7)B. Keith Parker                 2,203,304                5,500              5,500       2,203,804      16.60
Rebecca A. Phillips                   20,000               10,000             10,000          20,000      *
Robert V. & Cecilia Phillips          15,000                    0              5,000          10,000      *
Ursula T. Reid                        40,000               20,000             20,000          40,000      *
Todd Ritter                           30,000               15,000             15,000          30,000      *
Robinson Ind. Profit Share Plan       75,000                    0             75,000               0      *
Gregg Scannell                        10,000                    0             10,000               0      *
Dorothy Schmidt                       40,000               20,000             20,000          40,000      *
William R. Schucany                   30,000                    0             10,000          20,000      *
Susan L. Shea                         10,000                5,000              5,000          10,000      *
Chris A. Sosa                         20,000               10,000             10,000          20,000      *
(8)Dr. Lyndel Stripling              100,000               50,000             50,000         100,000      *
(9)Wilton Dennis Stripling II         30,000                    0             10,000          20,000      *
John Talley                           12,500                    0             12,500               0      *
The Video Agency                      62,500                    0             62,500               0      *
Gale Turner                           50,000                    0             50,000               0      *
Albert L. Welsh                       30,000                    0             30,000               0      *
W. W. Willingham III                 150,000                    0             50,000         100,000      *
Paul Wilson                           20,000               10,000             10,000          20,000      *


* Less than 1 percent of class


                              PLAN OF DISTRIBUTION

         The selling security holders may effect sales from time to time in transactions through broker-dealers in the over-the-counter market at market prices prevailing at the time of sale. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers for whom such broker-dealers may act as agents or to whom they may

------------------------
(6) This entity is under the control of its beneficial owners, B. Keith Parker and Paula Parker, directors of Summit Environmental with Mr. Parker being its C.E.O.

(7) Keith Parker, CEO, director, directly owns 1,767,804 shares of common stock. He is attributed the beneficial ownership of 51,500 shares owned by a minor son, Casey Joe Parker and 34,000 shares owned by a daughter, Leslie Nicole Parker. He beneficially owns an additional 350,000 shares through his controlling stock ownership and position as a director of Moonlighting Distribution Corporation, which directly owns such 350,000 shares.

(8) Brother of Wilton Dennis Stripling, a director of Summit Environmental.

(9) Son of Wilton Dennis Stripling, a director of Summit Environmental.

sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         With respect to the plan of distribution for the sale by the selling security holders as stated above,

o if the securities are sold in block transactions and the purchasers wish to resell the securities purchased, such arrangements would need to be described in this Prospectus; and

o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be required.

         The company has been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

                                LEGAL PROCEEDINGS

         Neither Summit nor any of its property is the subject of any pending or threatened judicial proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         Set forth below are the names and terms of office of each of the directors, executive officers and significant employees of the company and a description of the business experience of each.

                                                                        OFFICE HELD      TERM OF
           NAME                           OFFICE                           SINCE          OFFICE
           ----                           ------                        -----------       ------
B. Keith Parker, 52                 Chief Executive Officer and            1997           4-02
                                    Director

Don Hendon, 58                      President, Chief Financial             1997           4-02
                                    Officer and Director

Paula Parker, 47                    Vice President, Secretary              1997           4-02
                                    And Director

Dean Haws, 31                       Director                               1997           4-02

John Brooks, 53                     Director                               1999           4-02

James J. Roach, 53                  Director                               1997           4-02

Thomas J. Kenan, 69                 Director                               1997           4-02

Mohsen Amiran, 51                   Director                               1999           4-02

Wilton Dennis Stripling, 59         Director                               2000           4-02

KEITH PARKER, CHAIRMAN, CEO

         Mr. Parker graduated from Texas A & M University at Commerce and pursued graduate studies in tax law, estate planning and philosophy at Southern Methodist University and Southwest Texas State University. He began a career in financial and tax planning in 1973, is a licensed financial planner and has earned numerous industry awards for production. In 1995, he and Paula Parker, his spouse, organized Moonlighting Distribution Corporation and began the distribution of more than 30 products, many of which they developed themselves. In August 1997, they organized Summit Technologies, Inc.

DON HENDON, PRESIDENT, CFO

         Mr. Hendon has thirty-five years in public accounting in the areas of taxation and litigation. He is a member of the Texas Society of Certified Public Accountants and East Texas Chapter of Certified Public Accountants. He was a member and worked in the development of the Texas Society of Certified Public Accountants Litigation Conference and Litigation Services Member Section steering committee.

         He is a graduate of Sam Houston State University with a degree in Business Administration. He received his CPA Certificate in 1971.

PAULA B. PARKER, VICE PRESIDENT SHAREHOLDER AND PUBLIC RELATIONS

         Ms. Parker is a former runway model, an accomplished businesswoman, and a strong competitor. She was responsible for developing the first freestanding ATM program in conjunction with the American Bankers Association in the state of Texas. She also developed a successful franchise program for Great American Foods and facilitated its growth from three units to nearly 50 in five states in 24 months. During this time, Ms. Parker worked with then Arkansas Secretary of State Bill McQuen and Governor Bill Clinton as the liaison between the governor and the restaurant industry. In late 1995, Ms. Parker put her marketing skills to the test by combining efforts with Keith Parker to form Summit Environmental Corporation.

         Ms. Parker is extensively involved in her community and has served as Chamber of Commerce President, has been a United Way Board Member and an American Red Cross Board Member. She has served on the education committee of the Miss Texas Scholarship Pageant Association. A graduate of the University of Colorado - Bank Marketing Association, Ms. Parker earned Marketing and Finance degrees from the Association.

DEAN HAWS, DIRECTOR

         Mr. Haws has been the owner and operator of a satellite dish sales and installation company, Gilmer Satellites of Gilmer, Texas, for the last ten years. He has also been active in the oil field service business and the ostrich business.

JAMES J. ROACH, DIRECTOR

         Mr. Roach is currently the President of Electrical Generation Technologies, which specializes in the development and installation of network communications. He is a retired Connecticut State Police sergeant and owns a private detective and security company. His clients include many insurance companies and the State of Connecticut.

JOHN BROOKS, DIRECTOR

         Mr. Brooks is a retired Naval Aviation Maintenance Officer with twenty-five years of active naval service. In 1993, he joined Mach II Aviation, an FAA repair station, directing the development of global positioning system
(GPS) applications. He was responsible for developing differential corrected GPS as an alternative to existing instrument landing systems, for the approval of SCAT-1 systems under FAA order 8400.11. He managed the first installation and approval of supplementary GPS receivers for oceanic navigation. In 1995, he joined International Aero, Inc. as director of purchasing. In 1997, he was reassigned as its director of research in its fire protection laboratory. He began focusing on aerospace applications of encapsulated micro aerosol agents and pyrotechnic gas generators. His recent research has concentrated on aerospace fire protection and suppression systems testing, aimed at developing alternative systems to replace existing Halon 1301 and 1211 installations.

THOMAS J. KENAN, DIRECTOR

         Mr. Kenan has practiced securities and corporation law in Oklahoma City, Oklahoma for the last 35 years. He is presently affiliated with Fuller, Tubb, Pomeroy & Stokes in an "of counsel" capacity.

DR. MOHSEN AMIRAN, DIRECTOR

         Dr. Amiran grew up with a passion for the environment. While attending a UK University, his two thesis papers on organic chemistry received national attention. He was viewed as one of the brilliant minds in his field. He was then invited by the Shah of Iran to set up a new technical university in Tehran to do research and development for both military and civilian causes. The operation quickly grew into the largest research facility in the Middle East. His work on solvents for cleaning oil spills and other environmentally safe cleaning solvents was historic. Subsequently, the Shah of Iran presented him with three awards, including a gold medal, the country's highest honor.

         Soon after, the Islamic revolution took place and a new government took over. For a two-month period, Dr. Amiran lived a life of torment and feared for his life. The new regime destroyed the laboratory, burned his equipment and destroyed all his research. Eventually, Ayatollah Khameni, the new leader, stepped in and asked Dr. Amiran to become an advisor and help industry and the military to get back on their feet. After a short time, Dr. Amiran managed to escape with his wife and son to

London. The news that one of Iran's leading minds had defected caused much turmoil in Iran. Fearing that Dr. Amiran was working with the CIA, his possessions were seized and family members tormented, tortured or killed. He came to the United States and became a professor at Northwestern University. He later founded BioGenesis, where he again began working on his environment-saving fire suppressants and cleaning agents.

         Dr. Amiran received his undergraduate degree in Organic Chemistry from Areya Mehr University in Tehran, Iran and his Ph.D. from the University of Essex in England.

DR. WILTON DENNIS STRIPLING, DIRECTOR

         Dr. Stripling is an orthopaedic surgeon in the Dallas area and has been practicing medicine since 1968. He is a member of the Dallas County Medical Society, Texas Medical Society, American Academy of Orthopaedic Surgeons, and American Society for Surgery of the Hand. He is currently the President-elect of Presbyterian Hospital of Dallas Medical Staff, Chair of Quality and Resource Management Committee and a member of numerous committees for Presbyterian Hospital of Dallas.

         No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

         o        bankruptcy,

         o criminal proceedings (excluding traffic violations and other minor offenses), or

         o proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

         o Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows information as of June 30, 2001 with respect to each beneficial owner of more than 5 percent of each class of voting stock of the company and to each of the officers and directors of the company individually and as a group:

                                                                NO. OF                 % OF
         SUMMIT ENVIRONMENTAL CORP.                             SHARES                 CLASS
         --------------------------                             ------                 -----
         B. Keith Parker                                      2,254,304(1)             17.0
         521 Delia
         Longview, TX 75601

         Don Hendon                                             223,740                 1.7
         521 Delia
         Longview, TX 75601

         Paula Parker                                           435,500(2)              3.3
         521 Delia
         Longview, TX 75601

         Moonlighting Distribution                              350,000(3)              2.6
         Corporation
         521 Delia
         Longview, TX 75601

         Dean Haws                                              337,100                 2.5
         P. O. Box 1071
         Gilmer, TX 75644

         John Brooks                                             35,000                 0.3
         11817 Westar Lane
         Burlington, WA  98233

         James J. Roach                                          30,000                 0.2
         1255 Middlebury Road
         Middlebury, CT  06762

         Thomas J. Kenan                                        190,620(4)              1.6
         212 NW 18th Street
         Oklahoma City, OK  73103

         BioGenesis Enterprises, Inc.                         1,075,000(5)              8.1
         7420 Alban Station, Ste. B-208
         Springfield, VA  22150

         Mohsen Amiran                                        1,275,700(5)              9.6
         7420 Alban Station, Ste. B-208
         Springfield, VA  22150

         Wilton Dennis Stripling                                675,000                 5.1
         5230 Walnut Hill Lane, Ste. 306
         Dallas, TX  75231

         Officers and Directors                               5,041,464                38.0
         as a group (7 persons)

(1) Mr. Parker directly owns 1,818,804 shares of common stock. He is attributed the beneficial ownership of 51,500 shares owned by a minor son, Casey Joe Parker and 34,000 shares owned by a daughter, Leslie Nicole Parker. He beneficially owns an additional 350,000 shares through his controlling stock ownership and position as a director of Moonlighting Distribution Corporation, which directly owns such 350,000 shares. These same 435,500 shares are attributed to Paula Parker. See footnote (2).

(2) Mrs. Parker, who is the spouse of B. Keith Parker, is attributed 350,000 shares through her controlling stock ownership and position as a director of Moonlighting Distribution Corporation, the record owner of the shares. She is attributed the beneficial ownership of 51,500 shares owned by a minor son, Casey Joe Parker and 34,000 shares owned by a daughter, Leslie Nicole Parker. These same 435,500 shares are attributed to Mr. Parker.

(3) Some 52.5 percent of the stock of Moonlighting Distribution Corporation is owned by B. Keith Parker and Paula Parker, husband and wife, who also are directors of such company. These 350,000 shares are also attributed to Mr. and Mrs. Parker by reason of their controlling stock ownership of such company and their positions as directors of it.

(4) Mr. Kenan directly owns 135,501 shares of common stock of the company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 75,119 shares of common stock of the company. Mr. Kenan disclaims any beneficial interest in shares of capital stock of Summit Environmental Corporation owned by this trust.

(5) Dr. Amiran directly owns 200,000 shares of common stock. He beneficially owns another 1,075,000 shares through his controlling stock ownership and position as a director of BioGenesis Enterprises, Inc., which directly owns such 1,075,000 shares.

                            DESCRIPTION OF SECURITIES

         The company is authorized to issue 40 million shares of Common Stock, $0.001 par value and 10 million shares of Preferred Stock, $0.001 par value. The presently outstanding 12,352,994 shares of Common Stock are fully paid and nonassessable.

COMMON STOCK

         VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

         DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the company legally available therefor.

         LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's Preferred Stock.

         PREEMPTIVE RIGHTS. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

         REGISTRAR AND TRANSFER AGENT. The company's registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

         DISSENTERS' RIGHTS. Under current Texas law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's certificate of incorporation.

PREFERRED STOCK

         The company is also authorized to issue 10 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

         The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

         There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

COMMON STOCK PURCHASE WARRANTS

         The company issued 1,748,500 common stock purchase warrants in 2000 and 125,000 in 2001 that are exercisable at $1.00 and expire on June 30, 2002. The company's directors recently authorized a reduced exercise price of $0.35 for these warrants effective during the period from May 28, 2001 through June 26, 2001. A total of 930,000 of these warrants were exercised during such period, leaving 943,500 warrants still issued and unexercised.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on the validity of the securities offered herein. Mr. Kenan is attributed the ownership of 190,620 shares of common stock of the Company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 75,119 of these 190,620 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                                 INDEMNIFICATION

         Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

         In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

         To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

         Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Texas corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

         As a result of such corporation law, Summit may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT

         We are affiliated with Moonlighting Distribution Corporation, a closely held Texas corporation ("Moonlighting"). Moonlighting is under the 52.5 percent ownership and control of B. Keith Parker and his spouse, Paula Parker, who are directors and, respectively, the chief executive officer and vice president for shareholder relations of the company. Originally, Moonlighting developed and marketed health and well-being products designed to improve the quality of an individual's life and also marketed other industrial cleaners, chemicals and fire suppression agents.

         In 1993, before our company was organized, the Parkers and Moonlighting began to assess several products developed by BioGenesis Enterprises, Inc. of Springfield, Virginia ("BioGenesis"). BioGenesis develops and manufactures industrial products that are environmentally safe - generally, products that are biodegradable and nontoxic. By middle 1997, the Parkers and Moonlighting concluded that BioGenesis' products merited commercial exploitation. A trip to the Philippines was planned to determine if a fire suppressant product of BioGenesis' could be marketed there through personal contacts of the Parkers. A license was obtained from BioGenesis to market the fire suppressant. The named licensee was "B. Keith Parker and Moonlighting Distribution Corporation dba Moonlighting International." Moonlighting International was a trade name to be used by Moonlighting for any overseas marketing business.

         The trip to the Philippines resulted in the organization by local businessmen there of Moonlighting International Philippines, a company not affiliated with the Parkers' company, Moonlighting Distribution Corporation. Moonlighting determined that the scope of activities that should be undertaken for the fire suppressant product exceeded the capabilities or business plan of Moonlighting. A company named Summit Technologies, Inc. (with whom our company merged on December 2, 1998) was incorporated in August 1997 to organize, finance, and direct the marketing of BioGenesis' fire suppressant product and other products for which exclusive marketing licenses could be obtained and for which marketing expenses could be raised.

         After the organization of Summit Technologies, Moonlighting licensed to Summit Technologies the exclusive right to market products newly developed by Moonlighting and tested for marketing, STRESSEX(TM) and PANNACHE(TM), and the non-exclusive right to market BioGenesis' fire suppressant products, FIREPOWER 911(TM) and FLAMEOUT(R), for which Moonlighting had earlier obtained certain exclusive distribution rights. Later, in April 1998, Summit Technologies entered into an agreement with Dr. Mohsen C. Amiran, the formula's inventor, and his company, BioGenesis, that would enable Summit Technologies to obtain ownership of all patent and other intellectual property rights associated with the fire suppressant upon the payment of $1 million cash and 750,000 shares of Common Stock of Summit Technologies. Then, on November 2, 1998, BioGenesis assigned to Summit Technologies the fire suppressant's patent and other intellectual property rights. The parties agreed for the company to complete payment of its obligation to BioGenesis by December 1, 1999. The company completed the funding of this obligation on December 1, 1999.

         On December 2, 1998, Summit Technologies was merged into our present company, Summit Environmental Corporation, Inc.

BUSINESS OF SUMMIT ENVIRONMENTAL CORPORATION

         PRINCIPAL PRODUCTS

         We distribute and market or have initiated activities to distribute and market the following proprietary products. All of the products are manufactured exclusively for us.

         FIREPOWER 911(TM)and FLAMEOUT(R)

         These products are fire suppressants and retardants manufactured by us. FLAMEOUT(R) was developed by Dr. Mohsen C. Amiran and his company, BioGenesis, to be a replacement for Halon 1211. Halon 1211 was a widely used fire suppression and explosion protection agent. It was applied primarily as a wetting agent and was the fire-extinguishing agent of choice for many uses, such as most fire extinguishers. Its production was halted in 1994 by actions taken at the 1992 Geneva Peace Conference primarily because Halon 1211 has one of the higher ozone depletion potentials of any compound. Halon 1211 is still approved for certain limited mission-critical uses (such as ship- and shore-based crash, fire and rescue), but existing installations of Halon 1211 that are not mission critical must switch to an approved, acceptable alternative. We are engaged with International Aero in accordance with the Federal Aviation Administration minimum performance initiative to find acceptable replacements for the onboard Halon fire extinguishers on commercial aircraft.

         In March 1994, Surfactant Blend A was certified by the USEPA-SNAP (Significant New Alternative Policy) which had been submitted by Dr. Mohsen C. Amiran. This was the first alternative to Halon 1211.

         The EPA has now approved at least ten other certified replacements for Halon 1211. Three of these are water, foam and carbon dioxide. In addition to these three, BioGenesis' Surfactant Blend A is approved for all wetting agent uses for both residential and commercial use. Some of the replacements were approved only for a limited time and then were phased out. Surfactant Blend A--FLAMEOUT(R) was listed in May 1997 by Underwriter Laboratories (listing number 7P21).

         We market FLAMEOUT(R) at one to three percent strength for use in extinguishing Class A fires (wood, cloth, paper, rubber and plastics) and is marketed at three to six percent strength for suppression of Class B fires (combustible liquids, gases and greases). Surfactant Blend A--FLAMEOUT(R) is also effective at ten percent strength in suppressing Class D fires (metals), but has not yet been submitted to Underwriters Laboratory for certification for Class D fire suppression.

         FLAMEOUT(R) reduces toxic smoke by encapsulating poisonous hydrocarbons, reduces heat approximately 70 percent faster than water, prevents reflash, is safe to store and handle, leaves virtually no residue, is biodegradable, and otherwise is environmentally safe. It is nontoxic, but may irritate the eyes. It stores at between 25 degrees and 120 degrees Fahrenheit for prolonged periods.

         FIREPOWER 911(TM) contains Surfactant Blend A--FLAMEOUT(R) formula. FIREPOWER 911(TM) and FLAMEOUT(R) suppress and extinguish fires quickly. State fire codes prohibit products from being marketed as fire extinguishers without proper testing, listing, and rating. We have what we believe is the only aerosol fire suppressant in the worldwide marketplace that has obtained a fire extinguisher listing and rating. Having the only such product is believed by us to be significant for our long-term marketing prospects. A new Non-Halon certification, with regard to residential fire extinguisher sales, leaves FIREPOWER 911(TM) in a class of its own.

         INDUSTRIAL CHEMICALS AND CLEANERS

         We distribute industrial chemicals and cleaners under the private label ULTIMATE CLEAN. The products were developed by Dr. Amiran and BioGenesis. BioGenesis concentrates its activities on developing, and then manufacturing for marketing by other companies, industrial-use products that are environmentally safe.

         Due to perceived market demands, our company, through Dr. Amiran, developed a turbine cleaner for jet engines. The original formula, ULTIMATE CLEAN 668(TM), was developed for Solar Turbines, a company owned by Caterpillar. Due to the capabilities realized by ULTIMATE CLEAN 668(TM), we, through International Aero, are introducing 668(TM) to the aviation industry and the United States Military.

         We submitted ULTIMATE CLEAN 668(TM) to the officially licensed testing agency in order to obtain a Quality Products Listing under military specification number MIL-PRF-85704C. This initiative, when completed, will meet Federal Aviation Administration guidelines for usage on commercial aircraft, United States Naval Warfare Center Aircraft Division and United States Department of Defense criteria for usage on U. S. military aircraft with a Quality Products Listing for both Type II and Type III (water-based) cleaners.

         DISTRIBUTION METHODS

         We market products primarily through the development of strategic alliances, the first of which was with International Aero, Inc., for the aviation industry, the U. S. Military and the United States Gulf Coast petroleum industry. International Aero is the world's largest re-configuration and retrofit contractor for the aviation industry. Other alliances made by the company for specific industries include e-commerce, catalogue sales, roofing, plumbing, heating and air conditioning, building materials, and retail mass merchandisers and convenience stores. We are preparing to launch sales efforts through infomercials and through direct television advertising. Internationally, the company markets products through exclusive distribution agreements with revenue sharing clauses.

         We have entered into exclusive distribution agreements for the Philippines, England and the European Union, Scandinavia, Australia, New Zealand, Hong Kong, Singapore, Japan, Mexico, Argentina, Brazil, Chile, Uruguay, Paraguay, Venezuela, Peru, Ecuador, Columbia, Bolivia, Puerto Rico, the Dominican Republic, South Africa and Canada.

         COMPETITION

         We own the patent and intellectual property rights to Surfactant Blend A--FLAMEOUT(R) and currently market under that name only. Surfactant Blend A--FLAMEOUT(R) was the first formula approved under USEPA-SNAP guidelines after the global banning of Halon 1211. Its approval is for both commercial and residential use.

         The demise of the former fire suppressant of choice, Halon 1211, is a consequence of the 1992 Geneva Peace Conference, which mandated the phase out of Halon 1211 in all United Nations countries participating in the Conference. The banning is now global in scope.

         We believe that FLAMEOUT(R) is the finest fire suppressant in existence and that FIREPOWER 911(TM) is the only rated and listed fire extinguisher in an aerosol can in the marketplace today.

         RAW MATERIALS AND SUPPLIERS

         The raw materials for our products are in abundant supply. By virtue of our purchase of the patent and intellectual property rights, we retained Dr. Amiran and his company, BioGenesis, to formulate and package the company's products on a cost-plus-10 percent basis.

         DEPENDENCE ON MAJOR CUSTOMERS

         Our markets are not dependent on one or a few major customers.

         PATENTS, TRADEMARKS AND LICENSES

         In mid-1997, Moonlighting and B. Keith Parker obtained a nearly worldwide license from BioGenesis for its fire suppressant products and improvements. See "Description of Summit Technologies' Business--Business Development." The excepted countries were most Arabic countries and the Scandinavian countries. On May 1, 1997, both of these areas, then under exclusive license to other companies, became available due to the existing licensees' failure to meet periodic sales quotas, and Parker and Moonlighting acquired licenses in these areas pursuant to the terms of their agreement with BioGenesis.

         In October 1997, this exclusive license from BioGenesis was assigned to Summit Technologies (which company was merged into the company on December 2, 1998) in exchange for the payment to Moonlighting of $10,000, the issuance to Moonlighting of 350,000 shares of common stock of Summit Technologies, and the obligation to pay to Moonlighting a royalty of $0.50 for each 16 ounce can of FIREPOWER 911(TM) and $0.50 for each gallon of FLAMEOUT(R). Subsequently, we developed a new version of FIREPOWER 911(TM) in a one-liter can. This product bears an obligation of $.35 per can payable to Moonlighting.

         On November 2, 1998, BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. See "Business Development" above. The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished. The obligation to pay the above-described royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting. We completed the purchase of the patent and intellectual property rights on December 1, 1999.

         Summit Technologies paid $30,000 for a perpetual license from its affiliated company, Moonlighting, for its STRESSEX(TM), PANNACHE(TM) and TRIM-AWAY(TM) products. The license has no sales quota. Moonlighting receives a 9 percent royalty on the lowest wholesale price for which the company sells the product. We deal directly with the laboratories manufacturing these products.

         We have the right to private label our industrial chemicals and cleaning products formulated by Dr. Mohsen C. Amiran. We have agreements to obtain these products at the lowest wholesale cost less 10 percent to 15 percent. We have determined the wholesale, dealer, and retail pricing schematic. We and Dr. Amiran have a prearranged formula for percentage splits on other products, which are developed on a case-by-case basis by Keith Parker, our Chief Executive Officer.

         GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS

         BioGenesis obtained EPA approval in 1994 and Underwriter Laboratories listing in May 1997 for FLAMEOUT(R) (Listing No. 7P21). The previous approvals and listings have been registered in the company's name.

         Our ULTIMATE CLEAN line has received the appropriate U.S. Government approvals for the industrial chemical and cleaning products.

         The fire suppressant products we distribute are subject to government regulation in most countries of the world. The existence of this regulation is of benefit to us. Our fire suppressants are qualified substitutes for Halon 1211, the fire suppressant of choice in most of the world prior to the 1992 Geneva Peace Conference that implemented what today is a global banning of Halon 1211. We obtained a rating and listing for FIREPOWER 911(TM) as a fire extinguisher in February 1999. FIREPOWER 911(TM) was tested to ANSI/UL8 and ANSI/UL711 according to NFPA standard 10. During 2000, state fire marshals' offices began removing "copycat" products, which were not listed and rated accordingly, from retail establishments via cease and desist removal orders.

         SEASONALITY

         There is no known seasonal aspect to our business.

         RESEARCH AND DEVELOPMENT

         We have agreements with several companies and countries that are conducting research and testing to produce new fire-fighting tools and new products.

         International Aero, Inc., the world's largest reconfigurator of commercial aircraft, has several projects underway. One is the development of an approved fire suppression agent, tested to the new minimum performance standards established by the FAA, that will be a replacement agent for the fire extinguishers in bathrooms and galleys on board all commercial aircraft which now contain Halon 1211. The Halon 1211 fire extinguishers are no longer (as of March 1999) protected for continued use under the classification of Mission Critical.

         Also, we developed a non-toxic, biodegradable turbine cleaner for International Aero and for Solar Turbines, owned by Caterpillar, for the scheduled periodic cleanings required of jet engines. While there are a couple of cleaners available, Solar Turbines and International Aero cannot find an acceptable cleaner. We have been involved in a U. S. Department of Defense and
U. S. Navy, EPA directed test on ULTIMATE CLEAN 668(TM) for non-corrosion and non-toxicity to military specification number MIL-PRF-85704C. Through International Aero, Inc., we have several of the major airlines (United, Continental, Northwest, Delta and Eastern) as customers desiring to buy ULTIMATE CLEAN 668(TM).

         ENVIRONMENTAL CONTROLS

         We are subject to no environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

         NUMBER OF EMPLOYEES

         On June 30, 2001, we employed seven persons full time and no persons part time.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

SALES

         YEAR 200 COMPARED TO YEAR 1999

         Sales for 2000 decreased $41,706 or 34% from the prior year.

         INTERIM RESULTS - FIRST QUARTER OF 2001 COMPARED TO FIRST QUARTER 2000

                  Our revenues for Q1 2001 were 256 percent over Q1 2000 - $42,982 in Q1 2001 compared to $16,803 in Q1 2000. Management attributes this increase in sales to finalization of some products' development and initial sales orders.

GROSS MARGIN

         YEAR 2000 COMPARED TO YEAR 1999

         Gross margin in 2000 decreased to 50.9 percent of sales from 64.4 percent of sales in 1999. Sales have not yet reached a level to reflect a gross margin percentage with accuracy.

    INTERIM RESULTS - FIRST QUARTER OF 2001 COMPARED TO FIRST QUARTER OF 2000

         Gross margin was 18.4 percent for Q1 2001 compared to 50.1 percent for Q1 2000. Sales have not yet reached a level to reflect a gross margin percentage with accuracy.

OPERATING EXPENSES

         YEAR 2000 COMPARED TO YEAR 1999

         Operating expenses for 2000 increased by $270,377 over 1999's operating expenses of $962,490. Audit fees increased in 2000 by $10,850 over 1999, due primarily to the SEC's new requirement of obtaining auditor's review of interim financial statements included in Forms 10-QSB in addition to auditor expense for the annual Form 10-KSB. Bad debt expense was reduced in 2000 by $10,469 over 1999. Commissions increased by $9,770 in 2000 over 1999 as a result of sales to the convenience store market. Marketing expenses increased by $92,341 in 2000 over 1999. Licenses and permits dropped significantly in 2000, to $651 over 1999's $5,118. Officer compensation increased by $33,544 in 2000 due to the addition of a new officer to the staff. Professional fees increased to $21,278 in 2000 over $9,760 in 1999. Rent was down in 2000 by $9,245 over 1999. Repairs rose by $21,428 in 2000 over 1999. Research and development increased to $18,575 in 2000 over $4,504 in 1999. SEC expense, which includes the costs of preparing and filing through EDGAR all required reports, rose to $35,238 in 2000 over $24,769 in 1999. Set up costs of $8,248 and start up costs of $9,491 were incurred in 2000 in starting up the Pannache line of skin care products and the related web site. Travel and entertainment expense was up to $75,057 in 2000 from $56,128 in 1999. Warranty expense was drastically reduced in 2000 to $518 over $17,891 in 1999.

         "Cumulative effect on prior years of the change in accounting principle," $119,594. See "Recent Accounting Pronouncements" in "Notes to Financial Statements." This represents organizational cost paid in 1998 classified as an asset and amortized in 1998 and required to be written off in 1999.

  INTERIM RESULTS - FIRST QUARTER OF 2001 COMPARED TO FIRST QUARTER OF 2000

                  Operating expenses decreased by $44,369 from $316,319 in Q1 2000 to $271,950 in Q1 2001, a decrease of 14.0 percent. This decrease is attributable to several factors: relocation of offices to warehouse/office space, which reduced out-sourced storage costs; long distance, cellular phone service and insurance coverage were reviewed and payments reduced.

NET INCOME (LOSS)

         YEAR 2000 COMPARED TO YEAR 1999

         We had a net loss of $1,175,650 during 2000, as compared to a net loss of $991,274 during 1999. The years 2000 and 1999 were years of product and marketing organization, as reflected in the acquisition of all rights related to our fire suppressant products and in the efforts exerted to introduce the fire suppressant products to major purchasers and distributors of these products. These efforts, while properly accounted for as expenses, represent major investments by us in the future marketing of our fire suppressant products.

         INTERIM RESULTS - FIRST QUARTER OF 2001 COMPARED TO FIRST QUARTER OF
         2000

                  We had a net loss from operations of $259,394 for Q1 2001, down from a net loss of $309,182 for Q1 2000, a $49,788 or a 16.1 percent decrease. This decrease is due to long-term costs for product certifications having been completed in earlier quarters.

LIQUIDITY AND CAPITAL RESOURCES

         We had negative cash flow from operations of $929,793 in 2000 and negative cash flow from operations of $1,263,755 in 1999. Major contributor to the 2000 negative cash flow from operations was the $1,175,650 net loss from operations. Major contributors to the 1999 negative cash flow from operations were the $991,274 net loss from operations, $330,123 in additions to inventory, and $250,000 increase in prepaid royalties.

         We had negative cash flow from investing activities of $41,720 and $4,523 in 2000 and 1999, respectively. The major components of both years' negative cash flow from investing activities were acquisitions of property and equipment.

         We were able to stay liquid only from the sale of $822,500 of our common stock during 2000 and $1,1334,500 of its common stock during 1999. At year-end 2000, we had $428,478 cash on hand.

         We have received indications from several prospective buyers of our fire suppressant and industrial cleaner products that a considerable market for these products will develop during 2001. See "Outlook" below.

OVERVIEW

         Last year, we moved toward finalizing some of our distribution negotiations and product certifications. Our vision continues to be marketing the company's products through strategic alliances.

         Management has held fast to the theme of establishing a sound retail pricing structure for FIREPOWER 911(TM). Very early, we were successful in getting FIREPOWER 911(TM) approved by Wal-Mart on a regional basis, first, and then elevated to full category status. Existing purchase orders were in hand.

         However, management was not comfortable on issues such as the terms for continuing fulfillment, insufficient timing for completion of orders based on manufacturing criteria unique to FIREPOWER 911(TM), and the possibility of delayed payments regardless of contractual terms. When the discounting of FIREPOWER 911(TM) was taken into consideration, management was not willing to jeopardize long-term success for short-term gain. Therefore, an agenda was developed to first introduce FIREPOWER 911(TM) through marketing venues where discount pricing was not the primary negotiating factor.

         We set out to place FIREPOWER 911(TM) into a retail environment where pricing was not an issue to its success. When initial sales were made to grocery supply companies, grocery stores and convenience stores, there was no effective marketing/merchandising follow-up network in place to facilitate the in-store service requirement held by the large store chains across the country. The existing agreement with Convenience Service Group did not meet the criteria and was terminated in order that our company could take a new direction with FIREPOWER 911(TM).

home improvement stores. One such national chain has approved FIREPOWER 911(TM) for its stores, scheduled to appear in October 2001. The store and its locations will be made public when the appropriate time occurs.

         We are also in the negotiation stage for the sale of FIREPOWER 911(TM) for placement in military base stores. We have been notified that the first purchase orders should be in place by September, 2001.

         Last year, the first shipment of FIREPOWER 911(TM) was packaged for international sales with foreign language labels. Initial first market shipments ranging from 2,000 to 5,000 cans went to Chile, Hong Kong and Japan. This product is to be sold to the public by the local fire departments in Chile. We and Marketing Perspectives Incorporated ("MPI") will be satisfying labeling requirements and insurance requests for completed product liability coverage. The order is anticipated to be as early as August 2001.

         Last year, we were notified by a direct home product television sales channel that FIREPOWER 911(TM) would be part of its programming in 2001. QVC and Shop at Home notified the company that product approval has been completed. QVC is seeking a letter of verification that FIREPOWER 911(TM) is validated for sales in all 50 states. We have such a letter posted on our web site and are awaiting the formal request from QVC's legal department.

         Shop at Home's home products buyer conducted a conference call with management in April 2001. The conclusion of the meeting was that a contract was to be prepared and sent to us. We have no definite date to report at this time on either venue.

         Our strategic alliance partner, International Aero, Inc., is the world's largest reconfiguration company for commercial aircraft. We and International Aero have been working on the minimum performance standards requirements established by the Federal Aviation Administration. Previously, the handheld fire extinguishers onboard all commercial aircraft contained Halon 1211. The Geneva Peace Conference banning of Halon 1211 included a catastrophic exposure clause called Mission Critical that allowed the airline industry an extension of time before these extinguishers faced mandated replacement. The testing protocol for selecting the replacement agent has been published by the FAA. FLAMEOUT(R) meets all of the technical criteria required by the performance standards. Last year, the actual Gross Volume Production Tests of FLAMEOUT(R) on jet fuel and heptane were conducted. The initial performance tests will be conducted at International Aero's new licensed fire testing facility. During 2001, the FAA project will be accelerated.

         International Aero's distribution rights extend to the aviation industry, the United States Military, and the United States Gulf Coast petroleum industry. In conjunction with the research department at International Aero, we are developing an alternative to another fire-fighting agent, AFFF. AFFF, used primarily for petroleum fires, is a known cancer-causing agent. Our intent with

International Aero is to develop a non-toxic, non-corrosive, biodegradable alternative for AFFF. Last year, FLAMEOUT II(TM) was tested at the Ansul fire test facility in Marinette, Wisconsin. The foam stability test was very successful. Additionally, FLAMEOUT II(TM) was the only product tested to pass the UL162 encapsulation and emulsification test. This new formula is being tested by Jockel Manufacturing in Germany and by the National State Fire Department and Testing Agency in Brazil.

         We have developed a non-toxic, biodegradable turbine cleaner for use on jet engines. In only fifteen minutes, ULTIMATE CLEAN 668(TM) can remove enough residue from jet engine blades that the next flight would experience fuel savings sufficient to pay for the expense of the cleaning. The cleaning of the engines on planes is required as regular periodic maintenance. When fuel savings are considered, this means savings for the airlines. The recent increase in jet fuel costs has heightened the airlines' interest in ULTIMATE CLEAN 668(TM). Currently used products produce a run-off residue with contamination by metal particles that find their way into the groundwater. ULTIMATE CLEAN 668(TM) has been in an arduous testing procedure and has been approved as non-corrosive regarding eight different metals. With the completion of the corrosive metals tests, actual onboard tests will begin in order for us to obtain a military specification number for ULTIMATE CLEAN 668(TM). The protocol under which ULTIMATE CLEAN 668(TM) is now being tested is for multiple applications and is expected to culminate in a military specification number. The use of this product will allow commercial airline companies to be in compliance with the newly mandated EPA Water Runoff Quality Standards. The alternatives for the airlines are very costly measures that would affect every department of their operations. Continued use of the corrosive cleaners would require the cleanings to be performed in designated cleaning areas, away from the airlines' operations.

         Additionally, the Department of Defense ("DOD") is also involved with this testing and approval. The original direction of ULTIMATE CLEAN 668(TM) was for the commercial airline industry. The DOD's involvement has increased the company's potential market by another 50 percent from the original projections based on International Aero's customer base.

         Also incorporated into the test of our Type III concentrate was the addition of Type II concentrate and Type II ready-to-use tests for additional approvals. These additional approvals also increase the size of the market for the product and the amounts of product to be used.

         We concede that this testing process has been very tedious and time-consuming. The reward will be a head start in the market. Regardless of the unknowns with which the company has dealt, we and our product have not experienced any setbacks and are moving closer to an expected final Quality Products Listing in third quarter of 2001. The lab conducting the test protocols for the MIL-PRF-85704C has notified us that ULTIMATE CLEAN 668(TM) has successfully conformed with the requirements for corrosion, crazing, painted surfaces, acrylic surfaces, and water and acid stability. The storage stability test is the final remaining requirement and is now classified as "accelerated storage stability." We and International Aero are making preliminary plans for initial marketing announcements in June and initial sales in July.

         Through our South American alliance partner, we submitted material, product, and previous certifications to the authorities in Chile and Argentina in order to obtain the appropriate approvals and ratings with each country. Our existing certifications on both FIREPOWER 911(TM) and FLAMEOUT(R) have been accepted. Last year, the actual state fire department tests began taking place.

         In Brazil during August 2001, we anticipate that FLAMEOUT(R) will receive its official government registration number. This will clear the way for us to begin sales through Marketing Perspectives Incorporated ("MPI"). Their distributor in Brazil has orders to be filled promptly when the certification process is completed. This approval will also be accepted in the other Mercosur Pact countries--Argentina, Uruguay and Paraguay.

         FIREPOWER 911(TM) was successfully tested in Chile. The first product was shipped last year for the initial test market, under the Spanish label "FIREPOWER LIQUIDO 911(TM)." During August 2001, MPI expects to be given the final approval for the first custom order of FIREPOWER 911(TM) one-liter fire extinguishers. These cans, when produced, will bear the name of local distributors and will be printed in Spanish.

     Management devoted considerable attention during 2000 to certain organizational matters:

o The time and money invested by us in developing FIREPOWER 911(TM) as the world's only listed and rated fire extinguisher in an aerosol can met an unforeseen detour. When marketing began, the buyers were uneducated regarding listings and ratings. They were purchasing on price only. Other "copycat" products found their way in front of these buyers. With the word fire extinguisher on the front of these "copycats," buyers were looking at what they perceived the public would pay. However, when adults see a product demonstration for FIREPOWER 911(TM) knock out a skillet fire, a flaming lawn mower, or a blazing Christmas tree before their eyes in only a matter of seconds, they realize that there is a degree of ease and safety for children and the elderly not afforded by other products. Thus, a $20.00 purchase price for security is no longer an obstacle.

     With the buyers not being knowledgeable of the state fire codes which prohibit illegal sales of these "copycats," we took the posture during 2000 of notifying the state fire marshals of the stores who offered such "copycat" products. This is a slow process, but we have no other choice than to protect our investment and unique product by encouraging the state fire marshals' offices to issue cease and desist orders to companies violating the state fire codes by selling "copycats" which do not have the validations and listings of FIREPOWER 911(TM). This slow-down has resulted in knowledge to the buyers and pre-approvals by one of the nation's largest building materials superstores. We expect to make an announcement of our initial order for its stores in October 2001, with product delivery during the fourth quarter of 2001.

o Through our Strategic Alliance Partner, J and S Sales and Marketing, we presented FIREPOWER 911(TM) to Army-Air Force Exchange Services ("AAFES") for sale in the military base PX stores worldwide. Initial approval has been received. The product was submitted to Quality Analysis in January 2001 and final approval came on March 14, 2001.Store blueprinting is to be completed by the end of July 2001 and purchase order is anticipated to be in hand by August 2001.

     The principals of J and S have a combined 52 years experience of taking products into the large merchandisers and building materials stores. A preliminary approval has been received for one of the nation's largest building supply chains. Official announcement will be made in October 2001.

o In November 2000, we submitted FLAMEOUT(R) to the United States Forestry Service for Qualification Testing as an approved wetting agent under the category of Wildland Fire Chemical. In May, we delivered the requested fifty gallons of product for field testing.

o We introduced our super absorbent, ULTIMATE ABSORB 1103(TM), into the marketplace through its convenience store customers initially. We began testing this super absorbent at several world-wide industrial companies toward the end of 2000. Some anticipated approvals are expected in the fourth quarter 2001.

o We introduced our natural botanical skin care cosmetic line through the production of an infomercial and e-commerce business to customer programs in late 2000. Scheduled test marketing and links for the e-commerce began during first quarter 2001. Contracts are currently being negotiated with placement partners on a profit sharing basis.

o FLAMEOUT II(TM) was successfully tested at the Ansul Fire Test Facility in Marinette, Wisconsin. Additional preparatory tests for future U. S. Naval testing was conducted at International Aero's fire test facility. Jockel Manufacturing began tests on the product in December 2000. Tests were also completed in Brazil in March 2001. Formal certification is ongoing and is expected to be concluded by the end of August 2001.

o Summit Environmental Europe, BV was established in the Netherlands. While Summit Europe is effectively a distributor for Summit USA, we negotiated a 40 percent revenue share of the BV profits after the stipulated and regulated expenses are deducted from each quarter's sales.

o The National Roofing Sales Campaign, through our strategic alliance partner, Proformance Marketing, got underway in November 2000 and began providing consistent orders for both FIREPOWER 911(TM) and FLAMEOUT(R) in December 2000.

o We expanded the tests for ULTIMATE CLEAN 668(TM) from Type III concentrate to include Type II concentrate and Type II ready-to-use certifications in order to increase the market potential and gain an additional approval from the United States Department of Defense.

o International agreements negotiated and executed expanded the prospects for the company's products to India, Sri Lanka, South Africa, Poland, Scandinavia and the Middle East.

o Contracts for retail marketing and distribution were terminated with our existing partner and a new nationally based merchandiser was contracted to continue the retail efforts.

OUTLOOK

         The statements made in this Outlook are based on current plans and expectations. These statements are forward looking, and actual results may vary considerably from those that are planned.

         We believe that, with the approval, listing and rating of FIREPOWER 911(TM) as a fire extinguisher, a niche market can be created. This is supported by actions taken by the USEPA, which has been mentioned previously, and actions of the Connecticut State Fire Marshal's Office and the California State Fire Marshal's Office. Last year, we sought additional enforcement by other state fire marshals' offices.

         The formula for FIREPOWER 911(TM) and FLAMEOUT(R) is one of only a few suppressing agents certified by the EPA as a replacement for the globally banned fire agent, Halon 1211. Initially, the Connecticut State Fire Marshal's Office notified us that our aerosol fire suppressant, FIREPOWER 911(TM), was to be removed from the shelves of Home Depot, because it was not listed and rated as a fire extinguisher. All other aerosol can products representing that they were fire extinguishers were also to receive the same notification. While we were not marketing FIREPOWER 911(TM) as a fire extinguisher at that time, the other aerosol fire suppressors subject to this action were touting their products to be fire extinguishers.

         Due to the capabilities of FLAMEOUT(R), we applied for the minimum fire extinguisher rating in order to establish FIREPOWER 911(TM) as a fire extinguisher and satisfy the State Fire Codes. The specific fire code is ANSI/UL8 and ANSI/UL711, set forth in the NFPA Standard 10. NFPA 10 establishes the requirements for listing and rating portable fire extinguishers.

         We have completed the listing and rating requirements, placing FIREPOWER 911(TM) in a class of its own, the only listed and rated fire extinguisher in an aerosol can available in the global marketplace. Subsequently, we received a letter from the Connecticut State Fire Marshal's Office certifying that the company's FIREPOWER 911(TM) had satisfied their fire code requirements.

         California has a unique legislative requirement in addition to the NFPA and ANSI/UL standards for portable fire extinguishers. This is a new area, termed Non-Halon Certification, and means that any portable fire extinguisher whose marketing intent is directed to the residential and individual use market must contain a formula that has been certified as Non-Halon. FLAMEOUT(R) is the first of seven permanent listed and certified replacements for Halon 1211. It is the only product that can meet this California requirement due to the type of approval for FLAMEOUT(R). The approval is for residential as well as commercial use. All other products are approved for commercial use only. Applied Research Laboratories has completed the application process on behalf of our company, meeting the California Non-Halon requirements.

         With these requirements, approvals, listings, certifications, and confirmations, we have positioned FIREPOWER 911(TM) to become the only product that can be sold in the retail residential market in California. The completion of this certification will place FIREPOWER 911(TM) as the only product that has survived this process, according to the California State Fire Marshal's Office.

         In other states where Non-Halon certification has not become effective to date, there is still the NFPA 10 requirement that all aerosol cans must be tested, listed, and rated as a fire extinguisher. FIREPOWER 911(TM) is the only product that possesses the validated listing and rating for an aerosol fire extinguisher. Last year, we sought additional enforcement action when we became aware of "copycat" products of FIREPOWER 911(TM). Mass merchandisers and direct response television companies were forced to remove products from their programs. After months of pursuing requested enforcement action, we made significant stride in establishing commitments from marketing and merchandising groups.

         Several issues have slowed down the marketing of FIREPOWER 911(TM). Its formula is FLAMEOUT(R), a technology for fire suppression, not merely soap in an aerosol can. A specific type of aluminum is required for the container to meet the ANSI/UL8 portion of the validation and listing tests. The size and type of can required to hold the FLAMEOUT(R) by the very rigid standard for fire extinguishers is not manufactured in the United States. We must bring the empty shells in from Madrid, Spain.

         These production issues, plus the manufacturing efforts to produce a product with a five-year shelf life, and royalties paid to the testing laboratory calculated on each unit are examples of the unique requirements for the pricing of our fire extinguishers.

         When attempts to market a product like FIREPOWER 911(TM) are met with "copycats" which have not passed the scrutiny of the validations, listings and ratings, an education issue is created which must be carried out at the buyers' level. For this education effort to have meaningful effect, enforcement action is required by the state fire marshals' offices. These enforcement actions are public record. We now have our marketing and merchandising representatives equipped with information showing the buyers that there are issues other than the cheapest product in an aerosol can.

         Presenting the information in this format last year, we negotiated an agreement with a national marketing and merchandising company, Triple S Marketing, that places the products they represent into two of the largest home building products stores in the country. The senior buyer for one of these chains of stores has approved FIREPOWER 911(TM). A redesign of the home safety products section began in June 2001. Currently, FIREPOWER 911(TM) is scheduled to appear in October 2001 in these stores.

         Over three years ago, we negotiated a contract with Wal-Mart on a regional basis in Florida, Southern Georgia and Southeastern Alabama. When a category buyer from Wal-Mart decided to remove FIREPOWER 911(TM) from the regional purchasing agreement and take it to a full category purchase, management was forced to "not fill" in-hand purchase orders. Full category meant supplying as many as 4,000 stores in a brief time. However, the major obstacle was the fourteen day fulfillment deadline on new purchase orders. The time required for the manufacturing of the shells for FIREPOWER(TM) is five weeks. Management knew that the initial news of the Wal-Mart contract would be great for the new public company, but failure to meet unrealistic production requirements would be extremely detrimental.

         During the last week of April 2001, a Wal-Mart opportunity once again presented itself. Through one of our direct dealers, FIREPOWER 911(TM) has once again been approved for Wal-Mart. However, this time it is on a local store district purchase program. Once the contract starts, it cannot be changed for six months. The completed applications, initial insurance certification, and bar codes registrations were sent to the district supervision level for a specific region of Wal-Mart on May 1, 2001.

         Another nationwide marketing company that merchandises products into military base stores and does "in and outs" with the large mass merchandisers, J and S Sales and Marketing, presented FIREPOWER 911(TM) in January and February of 2001, after receiving initial approvals and submitting FIREPOWER 911(TM) for quality analysis with two companies. On March 14, 2001, FIREPOWER 911(TM) was approved with Army-Air Force Exchange Services ("AAFES") to go into 160 military PX stores worldwide. Initial orders are scheduled for the end of August 2001.

         The marketing of FIREPOWER 911(TM) in the roofing industry by our strategic alliance partner, Proformance Marketing, began a nationwide campaign late last year. Bradco is the initial roofing supply company taking FIREPOWER 911(TM) into all of its 82 distribution centers. It is one of the three largest roofing product distributors in the United States. Similar campaigns will be initiated with the other two largest companies after Proformance Marketing completes implementation and training of Bradco's personnel.

         FLAMEOUT(R) has been submitted to the United States Forestry Service through its technology development program in order to satisfy the requirements for qualification testing as a Wildland Fire Chemical. This test protocol will be ongoing for eighteen months. We will be in line to secure the approval of FLAMEOUT(R) in second quarter 2002.

         FLAMEOUT(R) will be tested as a wetting agent and fire suppression foam. When approved, FLAMEOUT(R) can be used in catastrophic wildfires that occur every year. Our product, in unofficial tests, has outperformed every product with which it has been compared. Management knows this first-hand from being on the actual fire lines in Florida. This will become a large venue for product sales beginning with the 2002 fire season.

         We have been in negotiations with QVC for the sale of FIREPOWER 911(TM) since October 2000. FIREPOWER 911(TM)'s front runner, Chief's Choice, was the initial aerosol fire suppressant sold on QVC. While FIREPOWER 911(TM) was going through the validation and listing process at Applied Research Laboratories, "ARL," QVC was notified of the NFPA standards requirement held by State Fire Marshals' offices and substituted another "copycat" product for Chief's Choice, which also violated the requirements for which we had chosen to qualify in order to be in compliance in all 50 states. Last year, this "copycat" product was removed from programming at QVC, due to action taken by the Texas State Fire Marshal's office and we were notified that the category buyers at QVC had approved FIREPOWER 911(TM) one-liter rated fire extinguisher for purchase. We were told that once the legal department was cleared, scheduling of programming and initial purchases would begin. During April 2001, we were notified that the QVC legal department would be requesting a letter of verification that FIREPOWER 911(TM) is legal in all 50 states. We are awaiting the official request from QVC's legal department. However, a letter stating this verification is currently posted on our web site, www.seci-us.com. or www.summitenvironmental.com.

         Our test for securing the military specification number MIL-PRF-85704C, which will enable the company's ULTIMATE CLEAN 668(TM) jet engine cleaner to be listed with the Department of Defense, Quality Products Listing, has proceeded into classification tests for Type II concentrates and Type II ready-to-use. The testing for this non-corrosive approval has resulted in some adjustments to the formula for the test on ceramic and acrylic finishes. This test is also being done in the "water soluble" category. To our knowledge, there are no other products that are aqueous-based which can accomplish the cleaning requirements of the test protocol or the actual engine cleanings. The expanding from the initial Type III approvals to include the two categories of Type II greatly increased the market potential for ULTIMATE CLEAN 668(TM). Technical testing confirmation for protocols was received in May 2001. The company is now awaiting a slotting appointment for the completion of the physical application test in cleaning test engines Through our strategic alliance partner, International Aero, we have initial sales to be made to major airlines such as United, Continental, Delta, Northwest and Eastern airlines. The recent increase in jet fuel costs has heightened the airlines' interest in ULTIMATE CLEAN 668(TM).

         International marketing agreements were negotiated and executed last year. A key element of these agreements is the revenue sharing clause that provides us profit sharing from the tools, devices or mechanisms into which FLAMEOUT(R) is introduced for resale. Global agreements reached last year included the formation of Summit Environmental Europe BV, South Africa and Canada. We assisted our distributor partners with necessary testing, listing, ratings and certification in order to complete the registration process in each of these countries.

         During February 2001, we sold our first order of FIREPOWER 911(TM) to our distributor, Techno-Supplies, in Norway. In April 2001, Techno-Supplies ordered its first shipment of FLAMEOUT(R). A portion of this initial order has been sold to Exxon of Norway.

         FLAMEOUT(R)'S formal certification with the government of Brazil is ongoing and is expected to be concluded by the end of August 2001. Sales orders are already in place through strategic alliance partner, MPI, and are awaiting release of this product registration number.

         Our development of ULTIMATE ABSORB 1103(TM) has led to the company's negotiating the purchase of the patents, formulas and intellectual property rights. Of special importance to this agreement is the completion of the never-before-issued EPA Landfill Stamp approval. ULTIMATE ABSORB 1103(TM) already has EPA (as non-toxic), USDA, FDA, WHO and California Title 22 approvals. However, the EPA Landfill Stamp allows for encapsulated and absorbed materials to be deposited in landfills anywhere. On April 2, 2001, we were notified that we had successfully stabilized heavy metals in the hazardous materials containment portion of this testing. No other product has ever completed this portion of the test protocol. We have introduced the absorbent in South America, Scandinavia, Europe and in several industries within the U.S. We expect the completion of the EPA Landfill Stamp in the last half of 2001.

         A company manufacturing a home fire extinguishing unit in Canada has approved FLAMEOUT(R) over fifteen other products as the product of choice to be utilized in its system. The Canadian company has completed securing of five separate patents on the system. The company will be supplying FLAMEOUT(R) for the Canadian sales and will handle distribution of the units through its other strategic alliance partners. Initial sales will begin in fourth quarter 2001.

         Our future results of operations and the other forward-looking statements contained in this Outlook involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: inability of the company to obtain needed additional capital, loss of personnel - particularly chief executive officer B. Keith Parker - as a result of accident or for health reasons, interruptions in the supply of inventory from manufacturers of the inventory, the development of a competing fire suppressant by a well-capitalized competitor that either is able to develop a new product with the same attributes as our fire suppressant or is able to discover the additives to our fire suppressant that give it its unique and superior qualities, and an accident involving life or serious bodily harm that fairly or unfairly would bring into question the safety of using the company's fire suppressant products.

                            DESCRIPTION OF PROPERTIES

         We own no plants or real property. We lease 5,000 square feet of space in Longview, Texas for our office and for inventory storage at $1,300 per month. Additional space is available for leasing should more storage space be required for inventory. We believe all space requirements can be met at our present location for at least the next year.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Summit Technologies, prior to its merger with the company, paid $30,000 to Moonlighting Distribution Corporation for the exclusive license to distribute products manufactured by Moonlighting Distribution Corporation - STRESSEX(TM), PANNACHE(TM), and TRIM-AWAY(TM). B. Keith Parker and his spouse, Paula Parker, who were officers and directors of Summit Technologies, own 52.5 percent of the capital stock of Moonlighting. Summit Environmental will pay royalties to Moonlighting for the exclusive licensing rights to the products from Moonlighting.

         Summit Technologies' and, now, this company's distribution rights to BioGenesis's fire suppression products were acquired not from BioGenesis, but, rather, from Moonlighting Distribution

Corporation, which had acquired these rights before Summit Technologies was formed. In exchange for the transfer of these rights to Summit Technologies, it issued 350,000 shares of its common stock to Moonlighting Distribution Corporation, paid $10,000 to Moonlighting, and will pay to Moonlighting a royalty of $0.50 for each 16-ounce can of FIREPOWER 911(TM), $0.35 for each 1-liter can of FIREPOWER 911(TM), and $0.50 for each gallon of FLAMEOUT(R).

         On November 2, 1998, BioGenesis assigned to Summit Technologies all patents and intellectual property rights associated with the fire suppressant products. Because of the company's merger with Summit Technologies, these rights are now owned by the company. The obligation to pay licensing fees to BioGenesis merged with the acquisition of the patent rights and, accordingly, was extinguished. The obligation to pay the above-described annual royalties to Moonlighting, however, did not so merge and will continue in effect during the term of the exclusive license obtained from Moonlighting.

PARENTS OF THE COMPANY

         Moonlighting Distribution Corporation ("Moonlighting") is affiliated with the company through the common control of it and the company by B. Keith Parker and Paula Parker, husband and wife, who are directors of each corporation, own 52.5 percent of the capital stock of Moonlighting (which itself owns 2.9 percent of the capital stock of the company) and own of record 19.4 percent of the capital stock of the company.

TRANSACTIONS WITH PROMOTERS

         The following table sets forth the names of the "promoters" of our company, the nature and amount of anything of value received or to be received by each promoter, directly or indirectly, from our company and the nature and amount of any assets, services or other consideration therefore received by our company:

                                        WHAT THE PERSON                                   WHAT THE COMPANY
                                   RECEIVED FROM THE COMPANY                          RECEIVED FROM THE PERSON
                                   -------------------------                          ------------------------
PERSON                       NATURE                AMOUNT                        NATURE                         VALUE
------                       ------                ------                        ------                         -----
B. Keith Parker              Shares of Common                                    Services                       $ 2,011(1)
                             Stock                 2,010,805

                             Shares of Common                                    Cash                           $ 5,500
                             Stock                    11,000

Moonlighting Distribution    Shares of Common                                    Distribution rights to
Corp.(2)                     Stock,                   350,000                    BioGenesis' fire suppressant   $   350(3)
                                                                                 products
                             Cash, and             $   20,000                                                   $20,000(3)

                             Royalties             $0.50 per 16-oz. can and
                                                   $0.35 per liter of
                                                   FirePower 911 and $0.50 per
                                                   gallon of FlameOut

                             Cash and              $   40,000                    Distribution rights to three   $40,000(3)
                                                                                 products:  Stressex,
                             License Revenue       Cost plus 9% royalty          Pannache and Trim-Away

B. Keith Parker and Paula    Shares of Common                                    Distribution rights to
Parker(4)                    Stock,                   350,000                    BioGenesis' fire suppressant   $   350(3)
                                                                                 products

                             Cash, and             $   20,000                                                   $20,000(3)

                             Royalties             $0.50 per 16-oz. can and
                                                   $0.35 per liter of
                                                   FirePower 911 and $0.50 per
                                                   gallon of FlameOut

                             Cash and              $   40,000                    Distribution rights to three   $40,000(3)
                                                                                 products:  Stressex,
                             License Revenue       Cost plus 9% royalty          Pannache and Trim-Away

Don Hendon                   Shares of Common         111,240                    Services                       $   111(5)
                             Stock

                             Shares of Common
                             Stock                     20,000                    Cash                           $10,000

Dean Hawes                   Shares of Common
                             Stock                    247,100                    Cash                           $35,000

Ty Bishop                    Shares of Common
                             Stock                    211,400                    Services                       $   211(6)

George W. Cole               Shares of Common
                             Stock                    125,000                    Cash                           $   125

                             Shares of Common          23,750                    Cash                           $14,250
                             Stock

                             Cash                  $    4,250                    Services                       $ 4,250(7)
Dave Dischiavo               Shares of Common
                             Stock                    125,000                    Cash                           $   125

                             Cash                  $   18,500                    Services                       $18,500(8)

SuperCorp Inc.               Shares of Common
                             Stock                    500,000                    Cash                           $   500

(1) These services were performed as pre-incorporation services for the company and were valued by Mr. Parker at $0.001 a share, the par value of the shares, on the day the company was incorporated.

(2) Moonlighting Distribution Corporation is under the control of B. Keith Parker and his spouse, Paula Parker, who own 52.5% of the equity capital of such company. Mr. Parker is the chief executive officer and a director of Summit Environmental. Mrs. Parker is a vice president and a director of Summit Environmental.

(3) These rights were valued at $60,000 by Mr. and Mrs. Parker. The principle followed in determining this value was recovery of cost.

(4) This is the same information as that on the line item above attributed to Moonlighting Distribution Corporation. See footnotes (2) and (3) above.

(5) These services were valued at $111 by Mr. Parker. The services were those customarily performed by a chief financial officer of a company and were performed from December 17, 1997 until May 1, 1998, when Mr. Hendon first received salaried compensation for these services.

(6) These services were valued at $247 by Mr. Parker. The services were those of a financial consultant and were performed from December 17, 1997 until July 1, 1998.

(7) These services were valued at $4,250 by Mr. Parker. The services consisted of introducing the company to SuperCorp Inc., a company that brought about a public market in Summit's common stock through a merger-spinoff transaction registered with the Securities and Exchange Commission.

(8) These services were valued at $18,500 by Mr. Parker. The services consisted of introducing the company to SuperCorp Inc., a company that brought about a public market in Summit's common stock through a merger-spinoff transaction registered with the Securities and Exchange Commission.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Summit's Common Stock presently trades on the OTC Bulletin Board, having been added to the OTC Bulletin Board on April 5, 1999. The high and low bid and asked prices, as reported by the OTC Bulletin Board, are as follows for 2000 and the first two quarters of 2001. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                    High             Low
                                    ----             ---
         1999:
                  2nd Qtr.          1.875            0.0
                  3rd Qtr.          0.875            0.3125
                  4th  Qtr.         0.96875          0.375

         2000:
                  1st Qtr.          2.94             0.56
                  2nd Qtr.          3.75             0.75
                  3rd Qtr.          1.06             0.44
                  4th Qtr.          0.53             0.13

         2001:
                  1st Qtr.          0.75             0.25
                  2nd Qtr.          1.25             0.13

         HOLDERS. Based on information provided by our transfer agent, the company had 602 shareholders of record of its common stock on June 30, 2001.

         DIVIDENDS. The company has declared no dividends on its Common Stock. There are no restrictions that would or are likely to limit the ability of the company to pay dividends on its Common Stock, but it has no plans to pay dividends in the foreseeable future and intends to use earnings for the expansion of its business.

                             PENNY STOCK REGULATIONS

         There is no way to predict a price range within which the company's common stock will trade. We expect trading to commence on the OTC Bulletin Board at a price less than $5 a share. Accordingly, the company's common stock, initially at least, would be subject to the rules governing "penny stocks."

         A "penny stock" is any stock that:

         o        sells for less than $5 a share.

         o is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

         o is not a stock of a "substantial issuer." The company is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

         There are statutes and regulations of the Securities and Exchange Commission (the "Commission") that impose a strict regimen on brokers that recommend penny stocks.

                  The Penny Stock Suitability Rule

         Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

         After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

         Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

         The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

         The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

         o        transactions not recommended by the broker-dealer,

         o        sales to institutional accredited investors,

         o sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

         o transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

                  The Penny Stock Disclosure Rule

         Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

                  Effects of the Rule

         The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

         The company's shares likely will trade below $5 a share on the OTC Bulletin Board and be, for some time at least, shares of a "penny stock" subject to the trading market impediments described above.

                             EXECUTIVE COMPENSATION

         No executive officer of the company has received total compensation in any of the last three years that exceeds $100,000. The table below sets forth all compensation awarded to, earned by, or paid to Keith Parker, the chief executive officer of the company during each of the last three years:

                                                                       Long Term Compensation
                                                                       ----------------------
                                                Awards
                                                ------
          Annual Compensation                                 Securities
          -------------------                                 Underlying
                                                              Payouts
                           Other Annual     Restricted        Options/ LTIP                      All Other
Year     Salary   Bonus    Compensation     Stock Awards      SARS              Payouts          Compensation
----     ------   -----    ------------     ------------      ----              -------          ------------
2000     $62,809.24           0             0                 0             0                0          0
1999     $63,512.32           0             0                 0             0                0          0
1998     $49,404.03           0             0                 0             0                0          0

         STOCK OPTIONS. We have adopted a 1998 Stock Option Plan, the major provisions of which Plan are as follows:

         Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time.

         Pursuant to the Corporation's 1998 Stock Option Plan, on September 21, 1999, the officers issued options to purchase shares of Common Stock of the Corporation at $1.00 a share to the following persons in the amounts and subject to the vesting conditions set forth opposite their names:

                                                 Incentive Stock           Non-Qualified Stock
       Grantee                     Position          Options                    Options                 Service Date
       -------                     --------      ---------------           -------------------          ------------
Don Hendon (1)               Officer-Director        50,000                                               12-14-97
Jennifer Woolbert (2)        Employee                10,000                                               08-14-97
Nicole Parker (2)            Employee                10,000                                               01-04-99
Ann Graff (2)                Employee                10,000                                               05-12-98
Laurie Grigsby (2)           Employee                10,000                                               07-10-98
Val Allen (2)                Employee                10,000                                               06-01-99
Dean Haws (1)                Director                                           40,000
Jim Roach (1)                Director                                           40,000
Thomas J. Kenan (1)          Director                                           40,000
Chuck Wilde (1)              Director                                           40,000
John Brooks (1)              Director                                           40,000
Mohsen Amiran (1)            Consultant                                         25,000
Tom Rouse (1)                Consultant                                         25,000

(1) 25% vests the day granted. 25% vests on each of 1-1-2000, 1-1-2001, and 1-1-2002 if the grantee is still an officer or director of the company.

(2) 25% vests on the first, second, third and fourth anniversaries of the date of initial employment.

         DIRECTORS. There are no arrangements pursuant to which directors of the company are compensated for their services as a director.

         EMPLOYMENT CONTRACTS. The company has no employment contracts with any person or any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person's employment with the company or its subsidiaries or from a change in control of the company or a change in a person's responsibilities following a change in control of the company.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

         The principal independent accountant of the company or any significant subsidiary has not resigned, declined to stand for re-election, or been dismissed by the company during the periods for which financial statements are included herein.

                           REPORTS TO SECURITY HOLDERS

         We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Summit is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                                  LEGAL MATTERS

         Thomas J. Kenan, Esq. of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the company in connection with the offer and sale of the shares offered herein.

                              FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants                                               F-1
Balance Sheet at December 31, 2000                                                               F-2
Statement of Operations for the Years Ended December 31, 2000 and 1999 and
         the Period from August 31, 1997 to December 31, 2000                                    F-3
Statement of Changes in Stockholders' Equity for the Period from
         August 14, 1997 to December 31, 2000                                                    F-4
Statements of Cash Flows for the Years Ended December 31, 2000 and 1999 and
         the Period from August 31, 1997 to December 31, 2000                                    F-5
Notes to Financial Statements                                                                    F-6
Condensed Balance Sheets March 31, 2001 (Unaudited) and
         December 31, 2000                                                                       F-13
Statements of Operations (Unaudited) for the Three Months Ended March 31, 2001
         and 2000, and the Period from
         August 31, 1997 to March 31, 2001                                                       F-14
Statements of Cash Flows (Unaudited) for the Three Months Ended
         March 31, 2001 and 2000, and the Period from
         August 31, 1997 to March 31, 2001                                                       F-15
Notes to Financial Statements (Unaudited)                                                        F-16

Report of Independent Certified Public Accountants



Board of Directors and Stockholders
Summit Environmental Corporation, Inc.
Longview, Texas


We have audited the accompanying balance sheet of Summit Environmental Corporation, Inc. (a development stage company) as of December 31, 2000 and the related statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2000 and the period from August 14, 1997 (date of incorporation) to December 31, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Summit Environmental Corporation, Inc. as of December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000 and the period from August 14, 1997 (date of incorporation) to December 31, 2000, in conformity with generally accepted accounting principles.

As described in Note 1 to the financial statements, the company changed its method of accounting for organization costs in 1999.

/s/ Lane Gorman Trubitt, L.L.P.

LANE GORMAN TRUBITT, L.L.P.



Dallas, Texas
January 19, 2001

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                December 31, 2000

                                     ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                   $   428,478
 Accounts receivable, less allowance of $44,000                   52,961
 Note receivable - related party                                  36,231
 Inventory                                                       795,857
 Prepaid insurance                                                 3,858
                                                             -----------
     Total current assets                                      1,317,385
                                                             -----------

PROPERTY AND EQUIPMENT - AT COST
 Automobiles                                                      52,145
 Office furniture and equipment                                   45,504
 Leasehold improvements                                            7,216
 Accumulated depreciation and amortization                       (15,042)
                                                             -----------
     Net property and equipment                                   89,823
                                                             -----------

OTHER ASSETS
 Prepaid royalties                                               514,000
 Patent and licenses                                           2,435,000
 Accumulated amortization on patent and licenses                (348,466)
                                                             -----------
     Total other assets                                        2,600,534
                                                             -----------

     Total assets                                            $ 4,007,742
                                                             ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable                                            $    59,186
 Accrued payroll                                                  23,428
 Note payable - current portion                                    3,128
                                                             -----------
     Total current liabilities                                    85,742
                                                             -----------

LONG-TERM OBLIGATIONS
 Note payable - less current portion                              45,611
                                                             -----------

STOCKHOLDERS' EQUITY
 Preferred stock, par value $.001; 10,000,000 shares
  authorized; no shares issued                                        --
 Common stock, par value $.001; 40,000,000 shares
  authorized; 12,092,994 shares issued and outstanding            12,094
 Additional paid-in capital                                    6,637,135
 Deficit accumulated in development stage                     (2,772,840)
                                                             -----------
     Total stockholders' equity                                3,876,389
                                                             -----------

     Total liabilities and stockholders' equity              $ 4,007,742
                                                             ===========


The accompanying notes are an integral part of these statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS


                                                              Year Ended December 31,       Period from
                                                          ----------------------------  August 31, 1997 to
                                                               2000         1999         December 31, 2000
                                                          ------------    ------------  -------------------
SALES                                                     $     80,184    $    121,890    $    457,305

COST OF SALES                                                   39,353          43,402         140,200
                                                          ------------    ------------    ------------

     Gross profit                                               40,831          78,488         317,105
                                                          ------------    ------------    ------------

OPERATING EXPENSES
 Advertising                                                     4,345             946          16,557
 Amortization                                                  162,348         162,326         358,163
 Audit fees                                                     30,170          19,320          66,065
 Automobile expenses                                            28,890          28,135          78,809
 Bad debt expense                                                3,983          14,452          48,435
 Consulting fees                                                 7,500              --          37,494
 Contract services                                               3,272           1,482           6,617
 Commissions                                                    12,770           3,000          32,003
 Contributions                                                   1,585           1,045           3,765
 Depreciation                                                   19,667           7,973          29,582
 Dues and subscriptions                                          1,739           7,081           8,820
 Insurance                                                      32,102          22,428          69,305
 Marketing                                                     231,768         139,427         610,954
 Miscellaneous                                                  10,192           8,774          27,158
 Licenses and permits                                              651           5,118          28,194
 Office expenses                                                25,376          20,168          69,437
 Officer compensation                                          188,747         155,203         457,190
 Payroll taxes                                                  24,734          21,673          60,236
 Postage and delivery                                           30,900          21,460          68,461
 Press releases                                                 18,824          14,191          34,691
 Printing and reproduction                                       3,082             251           8,525
 Professional fees                                              21,278           9,760          33,138
 Rent                                                           41,963          51,208         127,419
 Repairs                                                        25,884           4,456          35,381
 Research and development                                       18,575           4,504          23,079
 Royalties                                                       3,944           5,780           9,724
 Salaries - office                                             110,728          97,740         268,374
 SEC expense                                                    35,238          24,769          74,208
 Set up costs                                                    8,248              --           8,248
 Start up costs                                                  9,491              --           9,491
 Taxes                                                             190           4,879           7,418
 Telephone and utilities                                        39,108          30,922          90,131
 Travel and entertainment                                       75,057          56,128         178,617
 Warranty expense                                                  518          17,891          18,409
                                                          ------------    ------------    ------------
     Total operating expenses                                1,232,867         962,490       3,004,098
                                                          ------------    ------------    ------------

Net loss from operations                                    (1,192,036)       (884,002)     (2,686,993)

OTHER INCOME (EXPENSE)
 Interest income                                                30,053           9,237          44,329
 Interest expense                                               (7,704)         (3,145)        (10,849)
 Loss on sale of assets                                         (8,477)             --          (8,477)
 Miscellaneous                                                   2,514           6,230           8,744
                                                          ------------    ------------    ------------
                                                                16,386          12,322          33,747
                                                          ------------    ------------    ------------

Net loss before income tax                                  (1,175,650)       (871,680)     (2,653,246)

 Income taxes                                                       --              --              --
                                                          ------------    ------------    ------------

Net loss before cumulative effect of the
change in accounting principle                              (1,175,650)       (871,680)     (2,653,246)

 Cumulative effect on prior years of change in
 accounting principle, net of tax                                   --        (119,594)       (119,594)
                                                          ------------    ------------    ------------
NET LOSS                                                  $ (1,175,650)   $   (991,274)   $ (2,772,840)
                                                          ============    ============    ============

NET LOSS PER SHARE before
cumulative effect of the change in accounting principle   $      (0.10)   $      (0.11)   $      (0.35)

 Cumulative effect on prior years of the change in
 accounting principle                                               --           (0.02)          (0.02)
                                                          ------------    ------------    ------------
NET LOSS PER SHARE                                        $      (0.10)   $      (0.13)   $      (0.37)
                                                          ============    ============    ============

WEIGHTED AVERAGE SHARES                                     11,728,336       7,611,845       7,616,064

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                         (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
            For the period from August 14, 1997 to December 31, 2000

                                                                                                     Deficit
                                                                                                   Accumulated
                                                           Common Stock                                in
                                                      --------------------------    Additional     Development
                                                        Shares         Amount     Paid-in Capital     Stage          Total
                                                      -----------    -----------  ---------------  -----------    -----------
Balances, August 14, 1997                                      --    $        --    $        --    $        --    $        --

Issued for cash ($.46 per share)                          100,000          1,000         45,000             --         46,000
Net earnings                                                   --             --             --         40,762         40,762
                                                      -----------    -----------    -----------    -----------    -----------

Balances, December 31, 1997                               100,000          1,000         45,000         40,762         86,762

Adjustment for 33.6-for-1 stock split                   3,260,000          2,360         (2,360)            --             --
Sale of 500,000 shares ($.20 per share)                   500,000            500         99,500             --        100,000
Sale of 1,000,000 shares ($.29 per share)               1,000,000          1,000        289,000             --        290,000
Summit Environmental Corporation Inc.
  Merger 750,000 shares (.001 per share)                  750,000            750           (750)            --             --
Sale of 250,000 shares ($.60 per share)                   250,000            250        149,750             --        150,000
Sale of 384,840 shares ($2.50 per share)                  384,840            385        961,715             --        962,100
122,000 shares issued for services ($.14 per share)       122,000            122         17,372             --         17,494
750,000 shares issued for patent ($2.50 per share)        750,000            750      1,874,250             --      1,875,000
Sale of 289,854 shares ($2.49 per share)                  289,854            289        721,346             --        721,635
Net loss                                                       --             --             --       (646,678)      (646,678)
                                                      -----------    -----------    -----------    -----------    -----------

Balances, December 31, 1998                             7,406,694          7,406      4,154,823       (605,916)     3,556,313

Sale of 123,000 shares ($2.50 per share)                  123,000            123        307,377             --        307,500
Sale of 1,704,000 shares ($.50 per share)               1,704,000          1,704        850,296             --        852,000
Return of 10,000 shares ($2.50 per share)                 (10,000)           (10)       (24,990)            --        (25,000)
Conversion of long-term debt to 260,000
  shares ($0.50 per share)                                260,000            260        129,740             --        130,000
Correction of shares outstanding                           (1,200)            --             --             --             --
Issuance of 875,000 shares ($.40 per share) as
   satisfaction for related party note payable            875,000            875        349,125             --        350,000
Net loss                                                       --             --             --       (991,274)      (991,274)
                                                      -----------    -----------    -----------    -----------    -----------

Balances, December 31, 1999                            10,357,494         10,358      5,766,371     (1,597,190)     4,179,539

Sale of 1,533,000 shares ($.50 per share)               1,533,000          1,533        764,967             --        766,500
Issuance of 140,000 shares upon exercise
 of stock options ($.40 per share)                        140,000            140         55,860             --         56,000
62,500 shares issued for services ($.80 per share)         62,500             63         49,937             --         50,000
Net loss                                                       --             --             --     (1,175,650)    (1,175,650)
                                                      -----------    -----------    -----------    -----------    -----------

Balances, December 31, 2000                            12,092,994    $    12,094    $ 6,637,135    $(2,772,840)   $ 3,876,389
                                                      ===========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of these financial statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS


                                                             Year Ended December 31,      Period from
                                                            -------------------------  August 31, 1997 to
                                                               2000            1999    December 31, 2000
                                                            -----------    ----------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                  $(1,175,650)   $  (991,274)   $(2,772,840)
  Adjustments to reconcile net loss to cash
   used in operating activities
     Amortization                                               162,348        162,326        358,163
     Bad debt expense                                             3,983         14,452         48,435
     Cumulative effect of change in accounting principle             --        119,594        119,594
     Depreciation                                                19,667          7,973         29,582
     Loss on sale of assets                                       8,477             --          8,477
     Common stock issued for services                            50,000             --         67,494
     Change in assets and liabilities:
       Accounts receivable                                       28,245          7,584       (137,627)
       Inventory                                                (66,673)      (330,124)      (795,857)
       Prepaid expenses                                         (14,686)      (253,172)      (517,858)
       Refundable income taxes                                       --          7,252             --
       Accounts payable                                          47,785         (7,800)        59,186
       Accrued liabilities                                        6,711           (566)        23,428
                                                            -----------    -----------    -----------
          Net cash used in operating activities                (929,793)    (1,263,755)    (3,509,823)
                                                            -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment                         (41,720)        (4,523)       (67,446)
  Organization costs                                                 --             --       (129,291)
  Acquisition of licenses                                            --             --        (60,000)
                                                            -----------    -----------    -----------
     Net cash used in investing activities                      (41,720)        (4,523)      (256,737)
                                                            -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan proceeds                                                      --        130,000          6,554
  Loan principal repayments                                      (8,366)        (5,069)       (18,251)
  Loan principal repayments - related party                          --       (150,000)      (150,000)
  Proceeds from sale of stock                                   822,500      1,134,500      4,356,735
                                                            -----------    -----------    -----------
     Net cash provided by financing activities                  814,134      1,109,431      4,195,038
                                                            -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH                                (157,379)      (158,847)       428,478

Cash - Beginning of period                                      585,857        744,704             --
                                                            -----------    -----------    -----------

Cash - End of period                                        $   428,478    $   585,857    $   428,478
                                                            ===========    ===========    ===========

SUPPLEMENTAL INFORMATION
  Cash paid for interest                                    $     7,704    $     3,145    $    11,572
  Cash paid for income taxes                                         --             --          7,252
  Issuance of common stock for patent                                --             --      1,875,000
  Issuance of note payable for patent                                --             --        500,000
  Issuance of notes payable to purchase equipment                50,795         51,766        102,561
  Conversion of notes payable to common stock                        --        350,000        350,000
  Conversion of long-term debt to common stock                       --        130,000        130,000
  Conversion of accounts receivable to note receivable           36,231             --         36,231


The accompanying notes are an integral part of these financial statements.

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS

1.       SIGNIFICANT ACCOUNTING POLICIES

         Business Activity

         Summit Environmental Corporation, Inc. (the "company") was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the "Merger") with Summit Technologies, Inc., a Texas corporation. The company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The Merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

         The company markets fire suppression materials, environmentally safe cleaning chemicals and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include "infomercials" and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

         Recent Accounting Pronouncements

         During 1999, the company changed its method of accounting for organizational costs to conform with new requirements of the American Institute of Certified Public Accountants Statement of Position 98-5. The effect of this change was to increase the net loss for 1999 by $93,736 ($0.01 per share). The cumulative effect of the change of $119,594 ($0.01 per share) is shown as a one-time charge to operations in the 1999 statement of operations.

         The Financial Accounting Standards Board has released FAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" (An amendment of FASB Statement No. 133), FAS 139, "Rescission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89 and 121," and FAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (A replacement of FASB Statement No. 125). The company believes that the impact of these new standards will not have a material effect on the company's consolidated financial position, results of operations or disclosures.

         Revenue Recognition

         Revenues from sales of materials and products are recorded at the time the goods are shipped or when title passes.

         Cash

         The company maintains cash balances at a financial institution located in Longview, Texas, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         For purposes of the statement of cash flows, the company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

         Inventory

         Inventory is recorded at the lower of cost or market, with cost being determined by the first-in, first-out method.

         Intangible Assets

         Patents and licenses are recorded at cost. Amortization is computed on the straight-line method over fifteen years.

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS


1.       SIGNIFICANT ACCOUNTING POLICIES (continued)

         Income Taxes

         Deferred income taxes are determined using the liability method under which deferred tax assets and liabilities are determined based upon differences between financial accounting and tax bases of assets and liabilities.

         Property and Equipment

         Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

         Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

         Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

         When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

         The estimated service lives used in determining depreciation and amortization are:

              Description                                Estimated Service Life
              -----------                                ----------------------
              Automobiles                                         5 years
              Office furniture and equipment                    5 - 7 years
              Leasehold improvements                              4 years

         Advertising and Marketing

         Advertising and marketing costs are expensed as incurred, which totaled $254,937 and $154,564 for 2000 and 1999, respectively.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Per Share Information

         Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

2.       PATENT

         On November 2, 1998, the company purchased via issuance of common stock and a note payable, patent rights and intellectual property to various fire suppression products for a purchase price of $2,375,000. This purchase required cash payments of $500,000 and 875,000 shares of common stock of the company to be issued and delivered to BioGenesis Enterprises, Inc.

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS


3.       LICENSES

         Licenses for exclusive marketing rights to various products have been acquired for fees totaling $60,000 from a related party. The company is the manufacturer/supplier of the products.

4.       LEASES

         The company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Management expects that, in the normal course of business, leases that expire will be renewed by other leases; thus it is anticipated that future minimum lease commitments will not be less than the amount shown for the year ending December 31, 2000. Rent expense for all operating leases was approximately $61,317 and $70,400 for 2000 and 1999, respectively.

         At December 31, 2000, approximate rental commitments under all noncancellable leases having terms in excess of one year are as follows:

              Year Ending
              December 31,
              ------------
                  2001                                       $ 8,177
                  2002                                           541
                  2003                                            --
                                                             -------
              Total minimum lease payments                   $ 8,718
                                                             =======

5.       COMMON STOCK

         Common Stock Options

         The sole director and stockholders approved the 1998 Stock Option Plan (the "Plan") of the company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the company or directors of the company or consultants to the company will have the option of subscribing to common shares of the company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

         In September 1999, the Board of Directors granted options to purchase 350,000 shares of common stock to employees and directors pursuant to the Plan.

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS


5.       COMMON STOCK (continued)

         The following schedule summarizes the changes in the Plan for the two years ended December 31, 2000:

         Options

                                                                               Option Price
                                                                         ------------------------
                                                     Number of Shares    Per Share    Total Price
                                                     ----------------    ---------    -----------
        Outstanding at December 31, 1998                      --           $  --         $     --


        For the year ended December 31, 1999:
             Granted                                     350,000            1.00          350,000
             Exercised                                        --              --               --
                                                        --------        --------         --------

        Outstanding at December 31, 1999                 350,000            1.00          350,000

        For the year ended December 31, 2000:
             Granted                                          --              --               --
             Exercised                                        --              --               --
             Expired                                     (85,000)           1.00          (85,000)
                                                        --------        --------         --------

        Outstanding at December 31, 2000
             (127,500 exercisable)                       265,000        $   1.00         $265,000
                                                        ========        ========         ========


         Warrants

         During 2000 and 1999, the company issued warrants to acquire 766,500 and 982,000 shares, respectively, for $1.00 per share through June 30, 2002 in connection with a private placement.

         Stock Options

         In compliance with Statement of Financial Accounting Standards No. 123, the company recognizes and measures compensation costs related to the Employee Plan utilizing the intrinsic value based method. Accordingly, no compensation cost has been recorded. Had compensation expense been determined on the fair value of awards granted, net loss and loss per share would have been as follows:

                                       2000                              1999
                          ------------------------------    ------------------------------
                           As Reported       Pro forma       As Reported      Pro forma
                          -------------    -------------    -------------    -------------
         Net loss         $   1,175,647    $   1,198,942    $    (991,274)   $  (1,036,560)
         Loss per share   $        (.10)   $        (.10)   $       (0.13)   $       (0.14)


         The fair value of all options and warrants are estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk free interest rate 6.78%, expected life 10 years; expected volatility 162%; dividend yield 0%; and an exercise price of $1.00. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, which may be received by the holders.

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS


5.       COMMON STOCK (continued)

         Contingency Regarding Some Shares

         During the proposed merger period with Summit Technologies, Inc., the company filed a registration statement with the Securities and Exchange Commission ("the Commission") on March 26, 1998 related to the proposed merger, naming Summit Technologies, Inc. as the entity proposed to be merged into the company. Summit Technologies, Inc. subsequently sold 810,840 shares of its common stock in an offering intended to be exempt from registration pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and of Regulation D, Rule 506 of the Commission.

         It is possible, but not certain, that the filing of the registration statement by the company and the manner in which Summit Technologies, Inc. conducted the sale of the 810,840 shares of common stock constituted "general advertising or general solicitation" by the company. General advertising and general solicitation are activities that are prohibited when conducted in connection with an offering intended to be exempt from registration pursuant to the provision of Regulation D, Rule 506 of the Commission. The company does not concede that there was no exemption from registration available for this offering. Nevertheless, should the aforementioned circumstances have constituted general advertising or general solicitation, the company would be denied the availability of Regulation D, Rule 506 as an exemption from the registration requirements of the Securities Act of 1933 when it sold the 810,840 shares of common stock after March 26, 1998. Should no exemption from registration have been available with respect to the sale of these shares, the persons who bought them would be entitled, under the Securities Act of 1933, to the return of their subscription amounts if actions to recover such monies should be filed within one year after the sales in question. Through December 31, 1999, the company had refunded 10,000 shares. The refund period has expired and no further refunds are required.

6.       RELATED PARTY TRANSACTIONS

         The following transactions occurred between the company and related parties:

         The company and another business with common shareholders share office space and the related expenses.

         Sales totaling $6,003 and $60,114 were made to related parties in 2000 and 1999, respectively.

         At December 31, 2000, accounts receivables from related parties totaled $11,850 and a note receivable from a related party totaled $36,231.

         The company acquired a patent from BioGenesis Enterprises, Inc. on November 2, 1998 (see Note 2). The purchase agreement requires the company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and an equivalent (approximately 7 percent) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through the close of the preceding month. The company has prepaid royalties to BioGenesis totaling $499,000 as of December 31, 2000.

         During 1998, the company purchased a license for various products from an entity with common shareholders and management members of the company, and paid $60,000 for such costs.

7.       CONCENTRATIONS

         Approximately 63 percent and 35 percent of sales were made to three customers in 2000 and 1999, respectively. The three customers were different for each of the two years. Accounts receivable from those three customers of 2000 were $1,920.

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS


8.       INCOME TAXES

         Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

         Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

         The deferred tax assets include the following components:

                                              2000        1999
                                           ---------    ---------
         Deferred tax assets:
         Deferred tax asset - current      $  14,960    $  14,960
         Deferred tax asset - noncurrent     939,073      530,389
         Valuation allowance                (949,198)    (542,766)
                                           ---------    ---------
           Deferred tax assets, net            4,835        2,583
                                           ---------    ---------

         Deferred tax liabilities:
         Current                                  --        2,583
         Noncurrent                            4,835           --
                                           ---------    ---------
                                               4,835        2,583
                                           ---------    ---------
                                           $      --    $      --
                                           =========    =========

         The valuation allowance was established to reduce the deferred tax asset for the amounts that will more likely than not be realized. This reduction is primarily necessary due to the uncertainty of the company's ability to utilize all of the net operating loss carryforward. The valuation allowance increased $406,432 and $344,866 in 2000 and 1999, respectively. The company has a net operating loss carryforward of approximately $2,690,000 of which $605,000 expires in 2018, $882,000 expires in 2019 and $1,203,000 expires in 2020.

9.       NOTE PAYABLE

         As of December 31, 2000, the company was obligated under a note payable, described as follows:

                                                                Interest    Monthly
               Creditor          Collateral       Maturity        Rate      Payment     Total
               --------          ----------     -------------   --------    --------    -------
         Austin Bank             Motor home     April 7, 2005     9.00%       $644      $48,739
         Less current portion                                                            (3,128)
                                                                                        -------
                                                                                        $45,611
                                                                                        =======

         Interest costs incurred and charged to expense for 2000 and 1999 were $7,704 and $3,145, respectively.

         The aggregate maturities of notes payable for each of the five years subsequent to December 31, 2000 are as follows:

                  2001                         $ 3,128
                  2002                           3,843
                  2003                           4,204
                  2004                           4,598
                  2005                          32,966
                                               -------
                                               $48,739
                                               =======

                     Summit Environmental Corporation, Inc.
                          NOTES TO FINANCIAL STATEMENTS


10.      LEGAL PROCEEDINGS

         On January 27, 1999, the company received a citation, Cause No. CC-00-934-A, Infinity Broadcasting Corporation of Dallas d/b/a KLUV
         98.7 FM and 1190 AM vs. Summit Environmental Corporation, Inc., which involved a disagreement as to the billing of radio advertising cost. Subsequent to year end, this suit was settled for $24,000. This liability is included in accounts payable at December 31, 2000.

11.      SUBSEQUENT EVENT (UNAUDITED)

         In February 2001, the Board approved a private placement offering of 250,000 shares at $0.50 per share. Funding has been received for 200,000 of these shares.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            CONDENSED BALANCE SHEETS


                                                                          March 31, 2001 (Unaudited)   December 31, 2000
                                                                          --------------------------   -----------------
                         ASSETS
CURRENT ASSETS
  Cash and Cash Equivalents                                                    $   309,790                 $   428,478
  Accounts Receivable, Less Allowance of $44,000                                    79,007                      52,961
  Note receivable - related party                                                   26,932                      36,231
  Inventory                                                                        750,094                     795,857
  Prepaid Insurance                                                                  3,338                       3,858
                                                                               -----------                 -----------
      Total Current Assets                                                       1,169,161                   1,317,385
                                                                               -----------                 -----------

PROPERTY AND EQUIPMENT AT COST
  Property and Equipment                                                           106,827                     104,865
  Accumulated Depreciation and Amortization                                        (20,166)                    (15,042)
                                                                               -----------                 -----------
      Net Property and Equipment                                                    86,661                      89,823
                                                                               -----------                 -----------

OTHER ASSETS
  Prepaid Royalties                                                                514,000                     514,000
  Patents and Licenses                                                           2,435,000                   2,435,000
  Less:  Accumulated Amortization                                                 (389,053)                   (348,466)
                                                                               -----------                 -----------
      Total Other Assets                                                         2,559,947                   2,600,534
                                                                               -----------                 -----------

TOTAL ASSETS                                                                   $ 3,815,769                 $ 4,007,742
                                                                               ===========                 ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable                                                             $    31,029                 $    59,186
  Accrued Payroll                                                                   20,009                      23,428
  Notes Payable - Current Portion                                                    3,567                       3,128
                                                                               -----------                 -----------
      Total Current Liabilities                                                     54,605                      85,742
                                                                               -----------                 -----------

LONG-TERM LIABILITIES
  Notes Payable - Less Current Portion                                              44,169                      45,611
                                                                               -----------                 -----------

STOCKHOLDERS' EQUITY
  Preferred stock, par value $.001; 10,000,000
    shares authorized, no shares issued                                                 --                          --
  Common stock, par value $.001; 40,000,000
    shares authorized, 12,292,994 & 12,092,994
    shares issued and outstanding respectively                                      12,294                      12,094
  Additional Paid in Capital                                                     6,736,935                   6,637,135
  Deficit Accumulated in Development Stage                                      (3,032,234)                 (2,772,840)
                                                                               -----------                 -----------
      Total Stockholders' Equity                                                 3,716,995                   3,876,389
                                                                               -----------                 -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $ 3,815,769                 $ 4,007,742
                                                                               ===========                 ===========



   The accompanying notes are an integral part of these condensed statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                Three Months Ended
                                                                     March 31                   Period from
                                                           ------------------------------    August 31, 1997 to
                                                              2001              2000            March 31, 2001
                                                           ------------      ------------    -------------------
SALES                                                      $     42,982      $     16,803      $    500,287
COST OF SALES                                                    35,070             8,393           175,270
                                                           ------------      ------------      ------------
GROSS PROFIT                                                      7,912             8,410           325,017
                                                           ------------      ------------      ------------
OPERATION EXPENSES
  Advertising and marketing                                      23,136            66,893            39,693
  Amortization                                                   40,587            40,587           398,750
  Audit Fees                                                     16,565            20,060            82,630
  Automobile expense                                              6,721             8,745            85,530
  Bad debt expense                                                   --             2,516            48,435
  Commissions                                                        --             6,309            37,494
  Consulting fees                                                 4,508                --            11,125
  Contract services                                                 585                --            32,588
  Contributions                                                     482             1,200             4,247
  Damaged Goods                                                   3,093                --            32,675
  Depreciation                                                    5,124             4,194            13,944
  Dues and subscriptions                                          1,609               532            70,914
  Freight and delivery                                            5,548            13,686           616,502
  Insurance                                                       9,270             6,738            36,428
  Legal and professional fees                                     2,193             2,928            30,387
  Licenses and permits                                               --               651            69,437
  Miscellaneous                                                   7,644                40           464,834
  Office expenses                                                 7,299            11,231            67,535
  Officer compensation                                           46,258            49,067           114,719
  Payroll taxes                                                   7,302             3,898            41,993
  Printing and reproduction                                       3,799            10,928            12,324
  Rent                                                            8,872            10,800            42,010
  Repairs                                                         5,195             2,330           132,614
  Research and development                                       13,048                42            48,429
  Royalties                                                          22                --            23,101
  Salaries - Office                                              25,836            22,188            35,560
  SEC Expense                                                       300             3,023           268,674
  Seminars and training                                             160             2,385            74,368
  Set Up Costs                                                    7,939                --            16,187
  Start Up Costs                                                     --                --             9,491
  Taxes                                                              --                --             7,418
  Telephone and utilities                                         8,128             9,430            98,259
  Travel and entertainment                                       10,727            15,400           189,344
  Warranty expense                                                   --               518            18,409
                                                           ------------      ------------      ------------
      Total operating expense                                   271,950           316,319         3,276,048
                                                           ------------      ------------      ------------

NET EARNINGS (LOSS) FROM OPERATIONS                            (264,038)         (307,909)       (2,951,031)

OTHER INCOME
  Interest income                                                 5,572             2,597            49,901
  Interest expense                                                 (928)           (1,629)          (11,777)
  Gain/Loss on Sale of Asset                                         --            (2,241)           (8,477)
  Miscellaneous                                                      --                --             8,744
                                                           ------------      ------------      ------------
      Total other income (expense)                                4,644            (1,273)           38,391
                                                           ------------      ------------      ------------

NET LOSS BEFORE CUMULATIVE EFFECT OF THE
CHANGE IN ACCOUNTING PRINCIPLE                                 (259,394)         (309,182)       (2,912,640)
                                                           ------------      ------------      ------------

Cumulative effect on prior years of the change
in accounting principle, net of tax                                  --                --          (119,594)
                                                           ------------      ------------      ------------

NET LOSS                                                   $   (259,394)     $   (309,182)     $ (3,032,234)
                                                           ============      ============      ============

NET LOSS PER SHARE BEFORE CUMULATIVE
EFFECT OF THE CHANGE IN ACCOUNTING PRINCIPLE               $      (0.02)     $      (0.03)     $      (0.36)
                                                           ============      ============      ============

Cumulative effect on prior years of the change in
accounting principle                                                 --                --             (0.02)

NET EARNINGS (LOSS) PER SHARE                              $      (0.02)     $      (0.03)     $      (0.38)
                                                           ============      ============      ============

WEIGHTED AVERAGE SHARES                                      12,165,216        10,825,813         7,925,676




   The accompanying notes are an integral part of these condensed statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                    Three Months Ended
                                                                          March 31             Period from
                                                              ----------------------------  August 31, 1997 to
                                                                 2001             2000        March 31, 2001
                                                              -----------      -----------    --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                    $  (259,394)     $  (309,182)     $(3,032,234)
  Adjustments to reconcile net earnings (loss) to cash
    used in operating activities
  Amortization                                                     40,587           40,587          398,750
  Bad debt expense                                                     --               --           48,435
  Cumulative effect of change in accounting principle                  --               --          119,594
  Depreciation                                                      5,124            4,194           34,706
  Loss on sale of equipment                                            --            2,241            8,477
  Common stock issued for services                                     --               --           67,494
  Change in assets and liabilities
    Accounts receivable                                           (26,046)          14,774         (163,673)
    Note receivable                                                 9,299               --            9,299
    Inventory                                                      45,763          (33,542)        (750,094)
    Prepaid insurance                                                 520            1,693           (3,338)
    Prepaid royalties                                                  --               --         (514,000)
    Accounts payable                                              (28,157)          38,292           31,029
    Accrued liabilities                                            (3,419)           2,431           20,009
                                                              -----------      -----------      -----------
      Net cash used in operating activities                      (215,723)        (238,512)      (3,725,546)
                                                              -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment                            (1,962)         (22,880)         (69,408)
  Organization costs                                                   --               --         (129,291)
  Acquisition of licenses                                              --               --          (60,000)
                                                              -----------      -----------      -----------
      Net cash used in investing activities                        (1,962)         (22,880)        (258,699)
                                                              -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Loan proceeds                                                        --               --            6,554
  Loan principal repayments                                        (1,003)          (6,311)         (19,254)
  Loan principal repayments - related party                            --               --         (150,000)
  Proceeds from sale of stock                                     100,000          775,000        4,456,735
                                                              -----------      -----------      -----------
      Net cash provided by financing activities                    98,997          768,689        4,294,035
                                                              -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH                                  (118,688)         507,297          309,790

Cash - Beginning of Period                                        428,478          585,857               --
                                                              -----------      -----------      -----------

Cash - End of Period                                          $   309,790      $ 1,093,154      $   309,790
                                                              ===========      ===========      ===========




   The accompanying notes are an integral part of these condensed statements.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (Unaudited)



The balance sheet of Summit Environmental Corporation, Inc., the "company", at December 31, 2000 has been taken from the company's audited financial statements at that date. The balance sheet at March 31, 2001, the statement of operations for the three months ended March 31, 2001 and the three months ended March 31, 2000 and the period from August 31, 1997, to March 31, 2001, and the statement of cash flows for the three months ended March 31, 2001 and the three months ended March 31, 2000 and the period from August 31, 1997 to March 31, 2001 have been prepared by the company without audit. The financial statements have been prepared in conformity with generally accepted accounting principles and contain such adjustments as management feels are necessary to present fairly, in all material aspects, the financial position and results of operation of the company.

1.       SIGNIFICANT ACCOUNTING POLICIES

         Business Activity

         Summit Environmental Corporation, Inc. (the "company") was organized in accordance with the Business Corporation Act of the State of Texas on February 2, 1998, for the purpose of merging (the "merger") with Summit Technologies, Inc., a Texas corporation. The company continued to exist as the surviving corporation under its present name pursuant to the provisions of the Texas Business Corporation Act. The merger was effected on December 2, 1998 as a tax-free reorganization accounted for as a pooling of interests.

         The company markets fire suppression materials, environmentally safe cleaning chemicals, and natural, botanical cosmetic products. The products are proprietary or are under exclusive license. Marketing efforts include "infomercials" and other television and radio promotion, videotapes, and personal demonstrations. Products are marketed domestically and internationally.

         Revenue Recognition

         Revenues from sales of materials and products are recorded at the time the goods are shipped or when title passes.

         Cash

         The company maintains cash balances at financial institutions located in Longview, Texas, which at times may exceed federally insured limits. The company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

         For purposes of the statement of cash flows, the company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (Unaudited)


         Inventory

         Inventory is recorded at the lower of cost or market, with the cost being determined by the first-in, first-out method.

         Intangible Assets

         Patents and licenses costs are recorded at cost. Amortization is computed on the straight-line method over fifteen years.

         Income Taxes

         Deferred income taxes are determined using the liability method under which deferred tax assets and liabilities are determined based upon differences between financial accounting and tax bases of assets and liabilities.

         Property and Equipment

         Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by the straight-line method.

         Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

         Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred.

         When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.


         The estimated service lives used in determining depreciation and amortization are:

      Description                                       Estimated Service Life
      -----------                                       ----------------------
      Automobiles                                                      5 years
      Office furniture and equipment                                   5-7 years
      Leasehold improvements                                           4 years

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (Unaudited)


         Advertising and Marketing

         Advertising and marketing costs are expensed as incurred, which totaled $23,136 and $66,893 for the first quarters of 2001 and 2000, respectively.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

         Per Share Information

         Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Only basic earnings per share are shown, as there are no dilutive items.

2.       PATENT

         On November 2, 1998, the company purchased via issuance of common stock and a note payable, patent rights and intellectual property to various fire suppression products for a purchase price of $2,375,000. This purchase required cash payments of $500,000 and 875,000 shares of common stock of the company to be issued and delivered to BioGenesis Enterprises, Inc.

3.       LICENSES

         Licenses for exclusive marketing rights to various products have been acquired for fees totaling $60,000 from a related party. The company is the manufacturer/supplier of the products.

4.       LEASES

         The company is obligated under various operating leases for equipment, vehicles, and office and warehouse space. Rent expense for all operating leases was $8,872 and $10,800 for the first quarters of 2001 and 2000, respectively.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (Unaudited)


5.       COMMON STOCK

         Private Placement

         During the first quarter of 2001, the board approved a private placement offering for 250,000 shares of common stock at $0.50 per share. 200,000 of these shares were issued during the first quarter.

         Common Stock Options

         The sole director and stockholders approved the 1998 Stock Option Plan (the "Plan") of the company whereby, at the discretion of the directors or of a Stock Option Committee appointed by the board of directors, invited employees of the company or directors of the company or consultants to the company will have the option of subscribing to common shares of the company based on a price determined by the directors or Stock Option Committee. The number of shares subject to the Plan is 500,000.

         In September 1999, the Board of Directors issued options to purchase 350,000 shares of common stock to employees and directors pursuant to the Plan.

         Warrants

         During the first quarter of 2001, the company issued warrants to acquire 100,000 shares of common stock at $1.00 per share, exercisable through January 31, 2004 in conjunction with the above mentioned private placement.

6.       RELATED PARTY TRANSACTIONS

         The following transactions occurred between the company and related parties:

         The company and another business with common shareholders share office space and the related expenses.

         The company acquired a patent from BioGenesis Enterprises, Inc. (BioGenesis) on November 2, 1998 (see Note 2). The purchase agreement requires the company to pay BioGenesis a periodic royalty of $.50 per 16-oz. can and an equivalent (approximately 7 percent) on all other product categories using the fire suppressant technology. One-half of all periodic royalty fees due to BioGenesis will be credited against the advance royalty fee (until fully recovered) and one-half will be paid to BioGenesis in cash on the 30th of each month based upon invoiced sales through

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                                   (Unaudited)


         the close of the preceding month. The company has prepaid royalties to BioGenesis totaling $514,000 as of both December 31, 2000 and March 31, 2001.

7.       CONCENTRATIONS

         Approximately 83 percent of the sales in the first quarter of 2001 were made to two customers and 99 percent of the sales in the first quarter of 2000 were made to three different customers.

8.       INCOME TAXES

         Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities as measured by the currently enacted tax rates. Deferred tax expense or benefit is the result of the changes in deferred tax assets and liabilities.

         Deferred income taxes and liabilities arise principally from the temporary differences between financial statement and income tax recognition of depreciation and amortization, bad debts and net operating losses.

9.       NOTES PAYABLE

         As of March 31, 2001, the company was obligated under one note payable, due currently, described as follows:

                                                                                              Monthly
            Creditor                       Collateral        Maturity        Interest Rate    Payment       Total
            --------                       ----------        --------        -------------    -------       -----
            Austin Bank                    Motorhome         04-07-05        9.0%               $644       $47,736
                                                                                                            (3,567)
            Less current portion                                                                           -------
                                                                                                           $44,169
                                                                                                           =======

                                     PART II

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The general corporation law of Texas and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of this offering, other than brokers' commissions, are as follows:

                                                                 Estimated
                  Item                                             Amount
                  ----                                           ---------
         Registration fees                                        $    402
         Transfer agent's fees                                       2,130
         Printing                                                    1,000
         Legal                                                       4,000
         Accounting                                                  2,000
         EDGAR provider fees                                         1,000
                                                                  --------
                                                                   $10,532

         The Registrant will advance all the above expenses and send invoices to each selling security holder for his or its proportionate part of the expenses.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The following information is provided for all securities sold by the Registrant within the past three years without registering the securities under the Securities Act of 1933. All securities were shares of common stock. There were no underwriters involved in the sales.

         All sales were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506.

         Sales by the Registrant prior to the Registrant's merger in December 1998 with Summit Technologies, Inc.

         On March 12, 1998, the Registrant issued 500,000 shares of its Common Stock to its then corporate parent, SuperCorp, Inc., an Oklahoma corporation, for a cash consideration of $500, or $0.001 a share, and on March 12, 1998, issued 125,000 shares of its Common Stock to Dave Dischiavo and 125,000 shares of its Common Stock to Marjorie Cole, the spouse of George W. Cole, for a cash consideration in each instance of $125, or $0.001 a share.

         Sales by Summit Technologies, Inc. prior to its merger with Registrant in December 1998.

         A. Initial capitalization of Summit Technologies; Sales for $46,000:
August 1997 through December 31, 1997.

                  100,000 shares were issued to: officers, directors, or their affiliated companies for services and property; to three investors for cash (one a director - Dean Hawes, and two accredited friends of directors); and five persons (two non-accredited), already well known to the directors, for business services related to the promotion of Summit Technologies' fire suppressant products in the Philippines, to the promotion of Summit Technologies' Poder 24 products and other products in the U.S. and Mexico and to the search for new products to market.

                  These shares were split, 33.6-for-1, on January 23, 1998, when Summit Technologies amended its articles of incorporation and increased its authorized shares of Common Stock from 100,000 to 10,000,000 shares.

         B. Sale of $100,000 worth of stock at $0.20 a share. January and February 1998.

                  500,000 shares were sold for cash at $0.20 a share to fourteen persons (five non-accredited). All but two were business associates or friends of a considerable length of time of directors of Summit Technologies. All sales were made by Keith Parker, chief executive officer of Summit Technologies, after being introduced to the particular investors by directors of Summit Technologies. Two of the fourteen are friends of Mr. David Dischiavo, who was retained in 1997 as a financial consultant to Summit Technologies, who is named in the registration statement as a "promoter" who, with George W. Cole, introduced Summit Technologies to SuperCorp, who received compensation for advising Mr. Parker on various ways to "go public," and who had a continuing relationship with Summit Technologies through 1998. Mr. Dischiavo received no commission for introducing his two friends to Summit Technologies for purposes of their considering investing in Summit Technologies' stock.

         C. Sale of $290,000 worth of stock at $0.29 a share. March 1998 prior to execution of Agreement of Merger between the Registrant and Summit Technologies and prior to the Registrant's filing a Form S-4 Registration Statement for the proposed merger between it and Summit Technologies.

                  1,000,000 shares were sold for cash at $0.29 a share to 36 persons (four non-accredited). Of these, fifteen were friends of a considerable length of time of directors of Summit Technologies; one was the drafter of the Form S-4 registration statement - who first met Mr. Parker in December 1997 and approached Mr. Parker in late March 1998 after work on the registration statement was almost complete and requested that he be allowed to purchase $10,000 worth of the Summit Technologies stock; and twenty persons (all accredited) who were business associates or friends of a consideration length of time of Mr. George Ulrich. Mr. Ulrich represented Summit Technologies in the promotion of its products and in the search for new products for Summit Technologies to market. He represented Summit Technologies with respect to negotiations with Home Shopping Network and K-Mart (for proposed promotion of existing products) and Aqua Vision, International (a proposed new product: environmental water filters) and Solar Turbines, Inc., of San Diego (a proposed new product: a superior lubricant for 11,000 low-rpm jet engines that drive drilling rigs). Mr. Ulrich received no compensation for introducing these persons (and eight others identified in paragraph I.D below) to Mr. Parker. All sales were made by Mr. Parker after being introduced to the investors by Mr. Ulrich.

         D. Sale of $150,000 worth of stock at $0.60 a share. April 1998 - after the Form S-4 Registration Statement was filed.

                  250,000 shares were sold at $0.60 a share to seventeen persons (all accredited). Of these, seven were friends of a considerable length of time of directors of Summit Technologies. One of the seventeen was George W. Cole, named in this registration statement as a promoter who, with Mr. Dischiavo, in December 1997 introduced Summit Technologies to the merger-spinoff transaction of SuperCorp described in the Form S-4 and who each were paid $18,500 by Summit Technologies and received 125,000 shares of stock of the registrant for making this introduction and for advising Summit Technologies on matters pertaining to the stock market and other techniques of going public. One was a customer of Mr. Cole, who is a stockbroker and who, by April 1998, had developed a close relationship with Mr. Parker. Mr. Cole received no commission for this sale. And eight are business associates or friends of Mr. George Ulrich, a business representative of Summit Technologies (see paragraph C above). Again, all sales were made by Mr. Parker after being introduced to those of these investors that were not already his friends.

         E. Sale of $962,100 worth of stock at $2.50 a share. Last week of June 1998.

                  By reason of Summit Technologies' having negotiated in April 1998 an agreement with BioGenesis which would enable Summit Technologies to obtain ownership of all patent and intellectual property rights associated with the fire suppressant products marketed by Summit Technologies, the management of Summit Technologies concluded that its value had increased. 384,840 shares were sold for cash at $2.50 a share to twenty-five persons (thirteen non-accredited). All of these were residents of Longview, Texas, or its environs and were friends of a considerable length of time of directors of Summit Technologies.

         F. Issuance of stock for services. First week of July 1998.

                  122,000 shares were issued to eight persons for services rendered to Summit Technologies. Of these eight persons (five non-accredited), four were employees of Summit Technologies (who received an aggregate of 17,000 shares as a bonus); one produced television commercials for Summit Technologies' products; one was a public relations firm, introduced to Mr. Parker by George W. Cole, that was to be a liaison between Summit Technologies and the financial community after Summit Technologies obtained a public market for its securities; one was a Dallas, Texas television network, American Independent Network - who was reissued 100,000 earlier-issued shares that had been returned to Summit Technologies by Embassy Marketing Corporation - for carrying infomercials on its network; and one for services performed in 1997 in introducing Mr. Parker to Embassy Marketing Corporation and financial advisors in Dallas, Texas. Again, all sales were made by Mr. Parker, who personally knew all seven persons by reason of existing business relationships.

         Sales by the Registrant after its merger with Summit Technologies in December 1998.

         Subsequent to the effectiveness of the merger between the Company and Summit Technologies, Inc., the Company sold 283,854 shares of Common Stock in December 1998 and 123,000 shares of Common Stock from January 1999 through April 1999 to accredited investors in an offering exempt from registration pursuant to the provisions of Regulation D, Rule 506. No underwriter or broker-dealer was used. The shares were all sold for cash at $2.50 a share. Each of the purchasers was personally known to the Company and its directors prior to the offer made by the Company to sell such securities.

         On October 30, 1999, the company made a private placement offering of 3,000,000 shares (subsequently raised to 3,500,000 shares) of Common Stock at $0.50 per share with purchase warrants of one warrant per 2 shares purchased. The warrants are exercisable through June 30, 2002 at $1.00 per share of Common Stock. The company sold 1,964,000 of these shares during November and December 1999. In January through April, 2000, the remaining 1,533,000 shares of the private placement were sold.

         In December 1999 the Registrant issued 875,000 shares of Common Stock to an affiliated company in Wisconsin in exchange for patent rights to a fire suppressant product.

         In March and April 2000, options covering 140,000 shares of the company's common stock previously granted to consultants were exercised.

         In December 2000, 62,500 shares of stock were granted to The Video Agency ("TVA") in exchange for services rendered.

         In April 2001 in an all-or-none offering, the Registrant sold to three accredited investors 250,000 shares of Common Stock at $0.50 a share with purchase warrants of one warrant per two shares. The warrants are exercisable through June 30, 2002 at $1.00 a share of Common Stock.

         In May 2001, the company's directors authorized a reduced exercise price of $0.35 for all exercisable warrants effective during the period from May 28, 2001 through June 26, 2001. During this offering, 930,000 warrants were exercised for 930,000 shares of Common Stock.

                                    EXHIBITS

         The following exhibits are filed, by incorporation by reference, as part of this Form SB-2 Registration Statement:

2.1               -        Agreement of Merger of July 14, 1998, between Summit
                           Environmental Corporation, Inc. and Summit
                           Technologies, Inc.**

3.1               -        Articles of Incorporation of Summit Environmental
                           Corporation, Inc.*

3.1.1             -        Amendment to Articles of Incorporation of Summit
                           Environmental Corporation, Inc.**

3.2               -        Bylaws of Summit Environmental Corporation, Inc.*

5                 -        Opinion of Thomas J. Kenan, Esquire, on the legality
                           of the securities being registered.

10.1              -        1998 Stock Option Plan adopted by Summit
                           Environmental Corporation, Inc.*

10.3              -        Limited Exclusive Marketing Bilateral Agreement
                           Between Moonlighting Distribution Corporation-USA and
                           Summit Technologies, Inc. (Poder Sexual, Ultimate
                           Stressex and/or Poder 24)*

10.4              -        Limited Exclusive Marketing Bilateral Agreement among
                           B. Keith Parker, individually and as Chairman of the Board and CEO of Moonlighting Distribution
                           Corporation-USA, d/b/a Moonlighting International, and Summit Technologies, Inc. (FireKare, FIREPOWER
                           911(TM), Super Cold Fire, and FLAME OUT(R))*

10.6              -        Exclusive Marketing Bilateral Agreement between
                           Moonlighting Distribution Corporation-USA and Summit
                           Technologies, Inc. (Trim-Away)**

10.7              -        November 2, 1998 Amendment to April 27, 1998 Letter
                           of Intent between BioGenesis Enterprises, Inc. and
                           Summit Technologies, Inc., and April 27, 1998 Letter of Intent.***

23                -        Consent of Lane Gorman Trubitt, L.L.P. to be named as
                           an expert in the Registrant's Form 10-KSB for the fiscal year ended December 31, 2000, which is incorporated herein.

23.1              -        Consent of Thomas J. Kenan, Esquire, to the reference
                           to him as an attorney who has passed upon certain information contained in the Registration Statement

                  *        Previously filed with Form SB-2; Commission File No.
                           333-48675 incorporated herein.

                  ** Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.

                  *** Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.

                                  UNDERTAKINGS

         Summit Environmental Corporation, Inc. will:

         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Longview, state of Texas on July 24, 2001.

                                        SUMMIT ENVIRONMENTAL CORPORATION, INC.



                                        By  /s/ B. Keith Parker
                                            -----------------------------------
                                                B. Keith Parker, Chief Executive
                                                Officer, and individually as
                                                a Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


                                            /s/ Don Hendon
Date:  July 24, 2001                        -----------------------------------
                                            Don Hendon, President,
                                            Chief Financial Officer and
                                            Principal Accounting
                                            Officer, and Director


                                            /s/ Paula Parker
Date:  July 24, 2001                        -----------------------------------
                                            Paula Parker, Vice
                                            President, Secretary, and
                                            Director


                                            /s/ Dean Hawes
Date:  July 24, 2001                        -----------------------------------
                                            Dean Hawes, Director


                                            /s/ John Brooks
Date:  July 24, 2001                        -----------------------------------
                                            John Brooks, Director


                                            /s/ James J. Roach
Date:  July 24, 2001                        -----------------------------------
                                            James J. Roach, Director

                                            /s/ Mohsen Amiran
Date:  July 24, 2001                        -----------------------------------
                                            Mohsen Amiran, Director


                                            /s/ Thomas J. Kenan
Date:  July 25, 2001                        -----------------------------------
                                            Thomas J. Kenan, Director


                                            /s/ Wilton Dennis Stripling
Date:  July 24, 2001                        -----------------------------------
                                            Wilton Dennis Stripling,
                                            Director

PROSPECTUS DELIVERY OBLIGATION. ALL DEALERS OR BROKERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES FOR THE SELLING SECURITY HOLDERS ARE REQUIRED TO DELIVER A PROSPECTUS.

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                          Commission File No. 333-63222

                                  EXHIBIT INDEX
                                    FORM SB-2

Exhibit                                 Item
-------                                 ----
2.1               -        Agreement of Merger of July 14, 1998, between Summit
                           Environmental Corporation, Inc. and Summit
                           Technologies, Inc.**

3.1               -        Articles of Incorporation of Summit Environmental
                           Corporation, Inc.*

3.1.1             -        Amendment to Articles of Incorporation of Summit
                           Environmental Corporation, Inc.**

3.2               -        Bylaws of Summit Environmental Corporation, Inc.*

5                 -        Opinion of Thomas J. Kenan, Esquire, on the legality
                           of the securities being registered.

10.1              -        1998 Stock Option Plan adopted by Summit
                           Environmental Corporation, Inc.*

10.3              -        Limited Exclusive Marketing Bilateral Agreement
                           Between Moonlighting Distribution Corporation-USA and
                           Summit Technologies, Inc. (Poder Sexual, Ultimate
                           Stressex and/or Poder 24)*

10.4              -        Limited Exclusive Marketing Bilateral Agreement among
                           B. Keith Parker, individually and as Chairman of the
                           Board and CEO of Moonlighting Distribution
                           Corporation-USA, d/b/a Moonlighting International,
                           and Summit Technologies, Inc. (FireKare, FIREPOWER
                           911(TM), Super Cold Fire, and FLAME OUT(R))*

10.6              -        Exclusive Marketing Bilateral Agreement between
                           Moonlighting Distribution Corporation-USA and Summit
                           Technologies, Inc. (Trim-Away)**

10.7              -        November 2, 1998 Amendment to April 27, 1998 Letter
                           of Intent between BioGenesis Enterprises, Inc. and
                           Summit Technologies, Inc., and April 27, 1998 Letter
                           of Intent.***

23                -        Consent of Lane Gorman Trubitt, L.L.P. to be named as
                           an expert in the Registrant's Form 10-KSB for the
                           fiscal year ended December 31, 2000, which is
                           incorporated herein.

23.1              -        Consent of Thomas J. Kenan, Esquire, to the reference
                           to him as an attorney who has passed upon certain
                           information contained in the Registration Statement

                  *        Previously filed with Form SB-2; Commission File No.
                           333-48675 incorporated herein.

                  ** Previously filed with Amendment No. 1 to Form SB-2; Commission File No. 333-48675 incorporated herein.

                  *** Previously filed with Amendment No. 5 to Form SB-2; Commission File No. 333-48675 incorporated herein.